As filed with the Securities and Exchange Commission on December 24, 2015
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOMINOVAS ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	4911	20-5854735
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

1170 Peachtree Street, N.E., 12th Floor
Atlanta, GA 30309
Telephone 800-679-1249
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Nevada Agency and Transfer Company
50 W. Liberty St., Suite 880
Reno, NV 89501
Telephone 775-322-0626
(Address, including zip code, and telephone number,
including area code, of agent for service)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC
175 South Main Street, Suite 1410
Salt Lake City, Utah 84111
Telephone 801-303-5730
Email: chase@bcjlaw.com
(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount of shares of common stock to be registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, par value $0.001 per share	35,000,000	$0.055	$1,925,000	$193.85

(1)
Consists of (i) up to 35,000,000 of common stock to be sold by GHS Investments, LLC (“GHS”) pursuant to an Investment Agreement dated November 12, 2015.  In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)
Based on the average of the high and low transactions prices on December 15, 2015. The shares offered, hereunder, may be sold by the selling stockholder from time to time in the open market, through privately negotiated transactions, or a combination of these methods at market prices prevailing at the time of sale or at negotiated prices.

(3)	Calculated under Section 6(b) of the Securities Act of 1933 as $.0001162 of the aggregate offering price.

We hereby, amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED __________, 2015

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Dominovas Energy Corporation
35,000,000 Common Shares

The selling stockholder identified in this prospectus may offer and sell up to 35,000,000 shares of its common stock, which will consist of up to 35,000,000 shares of common stock to be sold by GHS Investments, LLC (“GHS”) pursuant to an Investment Agreement dated November 12, 2015. If issued presently, the 35,000,000 shares of common stock registered for resale by GHS would represent 20.0% of our issued and outstanding shares of common stock as of December 16, 2015.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS or any of the other selling stockholders. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Investment Agreement. We will sell shares to GHS at a price equal to 80% of the closing bid price for our common stock during the five consecutive trading day period beginning on the date on which we deliver a Put Notice to GHS. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “DNRG”. On December 16, 2015, the last reported sale price for our common stock was $0.052 per share.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 5. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2015

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

Summary Information	3

Risk Factors	5

Dilution	15

Selling Shareholder	15

Plan Of Distribution	18

Legal Proceedings	19

Directors, Executive Officers, Promoters, And Control Persons	19

Security Ownership Of Certain Beneficial Owners And Management	22

Description Of Securities	22

Interest Of Named Experts	23

Disclosure Of Commission Position On Indemnification For Securities Liabilities	23

Description Of Business	24

Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	29

Certain Relationships And Related Transactions	32

Market For Common Equity And Related Stockholder Matters	33

Executive Compensation	34

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure	35

Financial Statements Index	F-1

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Dominovas” the “Company,” “we,” “us,” and “our” refer to Dominovas Energy Corporation, a Nevada corporation.

SUMMARY INFORMATION

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

Company Organization

Dominovas Energy Corporation (“us”, “we” or “our”) is a Nevada corporation with an inception date of October 16, 2003. We are in the business of developing fuel cell / alternative energy projects internationally. Our principal executive office is located at 1170 Peachtree Street NE, 12th Floor in Atlanta, GA, 30309.  Our telephone number is 800-679-1249.

Business

Dominovas Energy Corporation is platformed to generate and sell electricity on a multi-megawatt scale by way of the commercial production of its Solid Oxide Fuel Cell (SOFC) technology known as the RUBICON™.  The Company prides itself in being a responsible “Energy Solutions Provider.”  It also realizes that a technologically-advanced energy solution will support the overall economic development and growth of emerging markets in need of efficient, reliable, and clean energy production.

Our mandate is to implement solutions that will enable countries to minimize risk to their environment, while maximizing the opportunities using NextGen technology, which is essential for optimal energy production, distribution and use.  Its commitment extends to the maximization and adroit deployment of intellectual and human capital in partnership with governments of its nation clients.

Dominovas Energy Corporation, in concert with its venerable OEM partners, is striving to become “THE” leading fuel cell manufacturer in the world.  Additionally, Dominovas Energy, as an industry leader and in concert with our OEM partners, is anticipatory of a becoming the “go-to” disruptive technology.

The RUBICON™ by design will be a highly efficient, combustion-less, and virtually pollution free energy source that will provide electricity to power a wide array of applications via either a distributed power application or as deployed directly to the grid.  On a grand scale, the technology can be factored and scaled to provide power to entire cities.  In principle, a fuel cell is an electrochemical device that operates like a battery.  However, unlike a battery, a fuel cell requires re-fueling, not recharging.  The RUBICON™ as designed will use fuel, principally hydrogen extracted from natural gas, propane, or other hydro-carbon based fuels along with oxygen extracted from air — to produce electricity.  The RUBICON™ will produce energy in the form of electricity and heat as long as there is a constant fuel source.  The RUBICON™ works simply – it has minimal moving parts and operates silently with water, heat, and minimal by-products.

The RUBICON™ as a device will combine hydrogen and oxygen to produce electricity, heat and water. It is different from a combustion driven generator since the hydrogen and oxygen are not allowed to burn, but instead are allowed to combine electrochemically.  Without combustion, the RUBICON™ is able to produce low amounts of harmful oxides of nitrogen and sulfur dioxide.  The RUBICON™ additionally by design is a direct energy conversion device, there are no intermediate mechanical or thermal processes and therefore it is inherently more efficient than an engine or steam driven generator.

GHS Investment Agreement and Registration Rights Agreement

This prospectus includes the resale of up to 35,000,000 shares of our common stock by GHS. GHS will obtain our common stock pursuant to the Investment Agreement entered into by GHS and us, dated November 12, 2015.

Summary of the Offering

Shares currently outstanding:	174,764,271 common shares.

Shares being offered:
The selling stockholder identified in this prospectus may offer and sell up to 35,000,000 shares of our common stock, which will consist of up to 35,000,000 shares of common stock to be sold by GHS pursuant to the Investment Agreement. If issued presently, the 35,000,000 shares of common stock registered for resale by GHS would represent 20.0% of our issued and outstanding shares of common stock as of December 16, 2015.

Offering Price per share:
The selling stockholders may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Investment Agreement. We will pay for expenses of this offering, except that the selling stockholders will pay any broker discounts, commissions, or equivalent expenses applicable to the sale of their shares.

OTC Markets Symbol:	DNRG

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our audited financial statements for the period from October 16, 2003 (Inception) to November 30, 2015 and our audited consolidated financial statements for the 12 months ended August 31, 2015. Our Total Stockholder’s Deficit as of August 31, 2015 was ($1,716,489).  As of August 31, 2015, we had cash on hand of $64,157.

	Year End	Year End
	August 31,	August 31,
	2015	2014

Cash	$64,157	$5,096
Total Assets	79,567	37,037
Total Liabilities	1,796,056	546,405
Total Stockholder’s Equity (Deficit)	$(1,716,489)	$(509,368)

Statement of Operations

	Year End	Year End
	August 31,	August 31,
	2015	2014

Revenue	$-	$-
Total Expenses	(7,261,713)	(1,346,172)
Net Loss for the Period	$(7,261,713)	$(1,346,172)
Net Loss per Share	$(0.07)	$(0.01)

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.

Risk Related To Our Capital Stock

Company Organization

Dominovas Energy Corporation (“us”, “we” or “our”) is a Nevada corporation with an inception date of October 16, 2003.  We are in the business of developing fuel cell/alternative energy products for use worldwide.  Our principal executive office is located at 1170 Peachtree Street NE, 12th Floor in Atlanta, GA, 30309.   Our telephone number is 800-679-1249.

Business Overview

Our operations to date have been devoted primarily to start-up and development activities, which include marketing activities, intended to form relationships with potential joint venture partners and host governments, as well as with the suppliers, OEMs, and vendors of components of our fuel cell systems.  We are also developing a proprietary system to be used in the managing of our fuel management systems.  We currently have several fuel cell projects in the late stages of planning and development.

From the inception on October 16, 2003, until the date of this filing we had no revenues.  For the fiscal year ending August 31, 2015, we had a net loss of ($7,261,713).  From inception to August 31, 2015, we had a net loss of ($13,816,940).

RISK FACTORS ASSOCIATED WITH OUR COMPANY

BECAUSE WE MAY NEVER EARN REVENUES FROM OUR OPERATIONS, OUR BUSINESS MAY FAIL AND INVESTORS MAY LOSE ALL OF THEIR INVESTMENT IN OUR COMPANY.

In addition to other information in this current report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition.  As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements.  Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition.  If any such risks occur, our business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

We have no history of revenues from operations.  We have yet to generate positive earnings and there can be no assurance we will ever operate profitably. Our company has a limited operating history and has yet to launch its first commercial product.  The success of our company is significantly dependent on uncertain events, with respect to supply chain, system development, and operation of the system on the scale we currently envision.  If our business plan is not successful and we are not able to operate profitably, our stock may become worthless and investors may lose all of their investment in our Company.  Should any of the following material risks occur, our business may experience catastrophic and unrecoverable losses, as said risks may harm our current business operations, as well as any future results of operations, resulting in the trading price of our common stock declining and a partial or complete loss of your investment.  It is important to note these risks are not the only ones we face.  Additional risks not presently known or that we currently consider to be immaterial may also impair our business operations and trading price of our common stock.

Generation of Revenue and Profitability.

Dominovas Energy Corporation is an early stage company with no prior experience in developing Solid Oxide Fuel Cells.  We have incurred losses, anticipate continuing to incur losses, and might never achieve or maintain profitability.  Since inception, we have incurred aggregate net losses of $13,816,940 from operations.  We can offer no assurance that we will ever operate profitably or that we will generate positive cash flow in the future.  To date, we have not generated any revenues from our operations. Our history of losses and no revenues raise substantial doubt about our ability to continue as a going concern.  We will not be able to generate significant revenues in the future.  As a result, our management expects the business to continue to experience negative cash flow for the foreseeable future and cannot predict when, if ever, our business might become profitable.

We have not achieved profitability in any quarter since our formation and we may continue to incur such net losses until such time as we can produce sufficient revenue to cover our costs.

We cannot guarantee now, nor if we will ever, operate profitably.  To achieve profitability, our management must successfully execute our goals and objectives that lead to profitability through the emerging markets we have selected for deployment of the RUBICON™, given we are able to receive the correct fuel stock for operations in the market, which will be needed to sustain a profit model that includes growth and cost efficient operations.  We must continue to shorten significant sales cycles to be able to sustain the production levels necessary for adequate maturing of the supply chain and be prepared to react as required to competition within our markets to ensure a stronghold, once established.

If we are not able to successfully achieve these steps, we may never realize our goal of profitably, and, if we are so fortunate to achieve profitability, we may not be able to sustain or increase our profitability in the future.

We may require additional capital funding and such capital may not be available to us at the time we need it or not at any time.

Our cash requirements relate primarily to the working capital needed to facilitate the operations of the company. The long term nature of our sales cycle can require long lead times between application design, order booking and product fulfillment. Additionally, our business model only requires the client to pay for the electricity generated, which places a significant burden on us to finance the build of the systems that will deliver the electricity to the client. Our growth strategy assumes that financing will be available to us for the execution and fulfillment of the orders we expect to receive. Financial market issues may delay, cancel, or possibly restrict the manufacturing budgets and funds necessary to complete our business operations.

Our ability to achieve profitability and meet future liquidity needs and capital requirements will depend upon numerous factors, including the timing and quantity of product orders and shipments, the timing and amount of our operating expenses; the timing and costs of working capital needs; the timing and costs of building a sales base; the timing and costs of developing marketing and distribution channels; the timing and costs of product service requirements; the timing and costs of hiring and training product staff; the extent to which our products gain market acceptance; the timing and costs of product development and introductions; the extent of our ongoing and any new research and development programs; and changes in our strategy or our planned activities.

We expect we may require significant additional capital to fund and expand our future operations.  In the event our operating expenses are higher than anticipated or the gross margins of the RUBICON™ are not as forecasted, we may need to seek alternative measures to conserve our liquidity or raise additional capital to meet our operating needs.  This may include but would not be limited to: reductions in discretionary expenses, debt and equity financing alternatives, and the possibility of selling the Company.

If, however, we are unable to fund our operations and, therefore, would not be able to sustain future operations or support the manufacturing of additional systems, we may be required to delay, reduce and/or cease our operations and/or seek bankruptcy protection.

We cannot assure anyone with any degree of certainty that any necessary additional financing will be available on terms favorable to us, now or at any point in the future.  It may be a significant challenge to raise additional funds and there can be no assurance as to the availability of additional financing or the terms upon which additional financing may be available. Even if we raise sufficient capital through additional equity or debt financings, strategic alternatives or otherwise, there can be no assurance the revenue or capital infusion will be sufficient to enable us to develop our business to a level where it will be profitable or generate positive cash flow.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders; and if we incur additional debt, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. The terms of any debt securities issued could also impose significant restrictions on our operations.

If we and our suppliers cannot obtain financing under favorable terms, and our clients are not able to receive the requisite guarantees for payment to us, our business may be negatively impacted.

Market Volatility.

As a result of market volatility in the U.S. and in international stock markets since 2008, a high degree of uncertainty has been seen in the markets and this may result in an increase in the return required by investors, with respect to their expectations for the financing of our projects.

Current and ongoing global conditions could lead to an extended recession in the U.S. and around the world.  We currently have no revenue producing assets, which may have a materially adverse impact on our business and financial conditions and results, which places our investors at risk.

Capital and credit markets continue to be unpredictable and the availability of funds from those markets is extremely uncertain.  Further, arising from concerns about the stability of financial markets generally and the solvency of borrowers specifically, the cost of accessing the credit markets has increased as many lenders have raised interest rates, enacted tighter lending standards or altogether ceased to provide funding to borrowers.

Due to these capital and credit market conditions, we cannot be certain that funding will be available to us in amounts or on terms that we believe are acceptable.

The market price of our common stock may be adversely affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the OTC Capital Market.  Market conditions may result in volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and sales of substantial amounts of our common stock in the market, in each case being unrelated or disproportionate to changes in our operating performance.

The overall weakness in the economy has recently contributed to the extreme volatility of the markets which may have an effect on the market price of our common stock. Our stock price has been and could remain volatile, which could further adversely affect the market price of our stock, our ability to raise additional capital and/or cause us to be subject to securities class action litigation.

Our ability to develop and commercialize the RUBICON™, our quarterly operating results, announcements of new markets by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships, significant sales of our common stock by existing stockholders, including one or more of our strategic partners, and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially.  Additionally, in recent years, the stock market has experienced significant price and volume fluctuations.  This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock.  Such market price volatility could adversely affect our ability to raise additional capital.

We may also be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and a significant diversion of management’s time and attention and intellectual and capital resources and could harm our stock price, business, prospects, results of operations.

Sales of a significant number of shares of our common stock could depress the market price of our common stock.  As also sales of a substantial number of shares of our common stock in the public market could occur at any time.  These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.  Should industry analysts choose not to publish or any time discontinue reporting on us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.  Also, the trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline.

Limited Management and Manufacturing Expertise.

We do not have extensive experience in manufacturing and marketing our products and, as a result, we may not be able to achieve commercialization of our products on the timetable we anticipate, or at all.

We have limited experience manufacturing fuel cell products on a commercial basis.

Our management team has had limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the SARBANES-OXLEY ACT OF 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis.  It may be expensive to implement and effect programs and policies in an effective and timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations, and we may not have the resources to do so.  Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

We do not know at this time if the plan so envisioned by the Company’s management will ever come to completion, based on its limited expertise in the field.

Significant Barriers to the Proliferation of a Commercial Fuel Cell Product.

If we are successful in developing and executing the manufacturing processes designed and planned for deployment and installation, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers.  That being considered, if we are unable to sustain a viable commercial market for our products, that failure would have a material adverse effect on our business, prospects, financial condition and results of operations.  In addition to that, our purchase orders may not ship, be commissioned or installed, or convert to revenue, and our pending orders may not convert to purchase orders, which may have a material adverse effect on our revenue and cash flow.

The sales cycle is generally a year from start to finish, and may also take anywhere from 18 to 24 months before product delivery.  This allows for significant time for any number of things to happen over the course of time from order to delivery.  There may also be product redesign or modification requirements that must be satisfied prior to shipment of the RUBICON™.  If the redesigns or modifications are not completed, some or all of our orders may not ship or convert to revenue.

Some conditions or contingencies that are out of our control may include, but are not limited to, government tax policy, government funding programs, and government incentive programs.  Additionally, there may also be conditions and contingencies that extend for several years, which could have an adverse impact on our revenue and cash flow.

Through the design and engineering phase, we anticipate there may be significant quality control issues that must be overcome prior to system delivery, which will lead to delays in our revenue generation.

The raw materials on which our products rely may not be readily available or available on a cost-effective basis.  Any shortages, thereof, could adversely affect our ability to produce commercially viable RUBICON™ systems and significantly raise our cost of producing them.

The RUBICON™ is exclusively dependent on hydrogen in its pure form or as extracted from hydrocarbons such as diesel, methane, or natural gas.  We are therefore inherently dependent on fuel suppliers to deliver their product to us on time to allow for continuous operations.  Without this fuel source, the RUBICON™ will cease to operate and we lose our ability to generate revenue.

Because the supply chain for the fuel cell industry as a whole is not mature, the cost to manufacture is very steep and severely limits the number of markets we can target for introduction of the system.  If we are unable to successfully complete the development of the RUBICON™ with respect to price, reliability and longevity, customers will be not likely to choose our system for their energy generation needs.  The profitability of our products depends largely on material and manufacturing costs; and we cannot guarantee we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

However, a market for the RUBICON™ may never develop or may take longer to develop than we anticipate.  We believe we have identified viable markets for the system, however, it is still looked upon in many market segments as a new technology.  If a sizable market fails to develop or develops more slowly than we anticipate, we will be limited in our overall growth and revenue generating capability.

If the overall cost of the system does fall and given our limited market base, we may experience great difficulty in continuing operations.  We have a select target market based on key indicators, but with so few potential clients, any shift in demand or the loss of any clients or a significant loss, reduction or rescheduling of orders from any of these clients, would have a material adverse effect on our business, financial condition and results of operations.  And, if we are unable to broaden our customer base and expand relationships with potential customers, our business will continue to be impacted by unanticipated demand fluctuations.

It is imperative that we always be able to establish or maintain relationships with our OEM partners for the delivery of the system on time and on budget.  Should these relationships fail, the results may be significant to the revenue generation models.  In fact, we may need to identify additional relationships to ensure supply chain management efficiency.  We may also require partners to assist in the sale, servicing and supply of components for our current products and anticipated products, which are in development.  If we are unable to identify or enter into satisfactory agreements with potential partners, including those relating to the supply, distribution, service and support of our current products and anticipated products, we may not be able to complete our product development and commercialization plans on schedule or at all.

We may also need to scale back these plans in the absence of needed partners, which could adversely affect our future prospects for development and commercialization of future products.  We have not yet entered into relationships with all suppliers of the key components suppliers we will need for the fulfillment of the system, nor do we know at what point we will have secured all the requisite partners.  Additionally, the agreements governing our current relationships allow for termination by our partners under certain circumstances, some of which are beyond our control.  If any of our current strategic partners were to terminate any of its agreements with us, there could be significant materially adverse impact on the continued development and profitable commercialization of our products and the operation of our business and profitability.  As a result, we are not able to assure you we will successfully meet our commercialization schedule in the future, if at all.

The profitable commercialization of our products depends on our ability to reduce the costs of our components and subsystems, and we cannot assure you that we will be able to sufficiently reduce these costs.  Additionally, the profitable commercialization of our products requires achievement and verification of their overall reliability, efficiency and safety targets, and we cannot assure you we will be able to develop, acquire or license the technology necessary to achieve these targets.

We cannot be sure that our products will last to their expected useful life, which could result in replacement costs and servicing expenditures that we have not budgeted, thereby impacting the Company’s overall profitability.

In some markets we may also be inhibited by utility companies that may resist adoption of distributed generation fuel cell plants as the power plants are disruptive to the utility business model, that primarily utilize large central generation power plants and associated transmission and distribution. Additionally, perceived technology risk may limit interest in stationary fuel cell power plants.

Utility companies have been known to charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back up purposes. Where applicable, this may make our products less desirable, thereby harming our business prospects, results of operations and financial condition.

Several U.S. states have created and/or adopted, or are in the process of creating or adopting, their own interconnection regulations covering both technical and financial requirements for interconnection to utility grids. Depending on the complexities of the requirements, installation of our systems may become burdened with additional costs that might have a negative impact on our ability to install our systems.

Competitive Market for Energy Generation.

The markets for energy products are intensely competitive.  Many of our competitors in the fuel cell sector and in more traditional technologies are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of profitable, commercially viable products more quickly and effectively than we are able to execute the same.  Many companies engaged in all areas of traditional and alternative energy generation, including, among others, major electric, oil, chemical, natural gas, battery, generator and specialized electronics firms.  These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and micro turbines, advanced battery technologies, generator sets, fast charged technologies and other types of fuel cell technologies. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than us.

A supplier’s failure to develop and supply components in a timely manner or at all, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

We must keep up with rapid technological change to remain competitive in a rapidly evolving industry.  It will be up to us to continue to reinvest in our Company to make certain the latest technological advances in the industry and beyond the industry are employed to best serve the profitability of the Company and the best product we can deliver to our clients.  Should we fail to develop products and new systems that satisfy customer preferences in a timely and cost-effective manner, our ability to renew our contracts with existing customers and our ability to create or increase demand for our products will be harmed.

Functioning in International Markets.

There are inherent risks that come along with our desire and plans to market, distribute and service the RUBICON™ internationally.

We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of international markets.  Therefore, our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign persons that have the relationships and ability to assist us in meeting foreign regulatory and commercial requirements.  Additionally, the international operations we envision are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.  And ultimately, to the extent our operations and assets are located in foreign countries, they are potentially subject to nationalization actions over which we would lose control.

Despite measures we intend to implement during the contract phase, we realize doing business in foreign markets requires us to be able to respond to rapid changes in market, legal, and political conditions in these countries.  As we expand in international markets, we may face numerous challenges, including unexpected changes in regulatory requirements, potential conflicts or disputes that countries may have to deal with, fluctuations in currency exchange rates, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of international laws.  Any one or all of these factors could adversely affect our results of operations and financial condition.

As an exporter, we must comply with various laws and regulations relating to the export of products, services and technology from the U.S. and other countries having jurisdiction over our operations. We are subject to export control laws and regulations, including the International Traffic in Arms Regulation “ITAR”, the Export Administration Regulation “EAR”, and the Specially Designated Nationals and Blocked Persons List, which generally prohibit U.S. companies and their intermediaries from exporting certain products, importing materials or supplies, or otherwise doing business with restricted countries, businesses or individuals, and require companies to maintain certain policies and procedures to ensure compliance. Under these laws and regulations, U.S. companies may be held liable for their actions and actions taken by their strategic or local partners or representatives. If we, or our intermediaries, fail to comply with the requirements of these laws and regulations, or similar laws of other countries, governmental authorities in the United States or elsewhere, as applicable, could seek to impose civil and/or criminal penalties, which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.

We also recognize we are also subject to registration under the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”). Due to the nature of certain of our products and technology, we must obtain licenses or authorizations from various U.S. Government agencies such as DDTC or DOE, before we are permitted to sell such products or license such technology inside the U.S. We can give no assurance that we will be able to be successful in obtaining the necessary licenses or authorizations or that certain sales will not be prevented or delayed. Any significant impairment of our ability to deploy our technology outside of the U.S. could negatively impact our results of operations, financial condition or liquidity.

Litigation Potential.

There is the potential that we could be party to contract disputes for which an adverse outcome could result in us incurring significant expenses, being liable for damages, and subject to indemnification claims.  It should also be understood that from time to time, we may be subject to contract disputes or litigation.  In connection with any disputes or litigation in which we are involved, we may be forced to incur costs and expenses in connection with defending ourselves or in connection with the payment of any settlement or judgment or compliance with any injunctions in connection, therewith, if there is an unfavorable outcome.  The expense of defending litigation may be significant, as is the amount of time to resolve lawsuits unpredictable and defending ourselves may divert management’s attention from the day-to-day operations of our business, which could adversely affect our business, results of operations, financial condition and cash flows.  Additionally, an unfavorable outcome in any such litigation could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Product liability or defects could also negatively impact our results of operations.  The risk of product liability claims and associated adverse publicity is inherent in the development, manufacturing, marketing, and sale of fuel cell products.  Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects.

Also, a well-publicized problem (actual or perceived) could adversely affect the market’s perception of our product, resulting in a decline in demand for our product and could divert the attention of our management, having a materially adverse effect our business, financial condition, results of operations and prospects.

Retaining Key Personnel and Internal Control.

Our future plans could be harmed if we are unable to attract or retain key personnel; and our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel.  Equally, our success depends on the ability of our management and employees to interpret market and geological data correctly and to interpret and respond to economic market and other conditions in order to locate and adopt appropriate investment opportunities, monitor such investments, and ultimately, if required, to successfully divest such investments.  Further, no assurance can be given that our key personnel will continue their association or employment with us or that replacement personnel with comparable skills can be found. We have sought to and will continue to ensure that management and any key employees are appropriately compensated; however, their services cannot be guaranteed. If we are unable to attract and retain key personnel, our business may be adversely affected.

We do not know whether we will be successful in hiring or retaining qualified personnel, and our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and profitable commercialization plans, our business prospects, results of operations, and financial condition.

Should we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.

Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls.  Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital. In addition, our internal control systems rely on people trained in the execution of the controls.  Loss of these people or our inability to replace them with similarly skilled and trained individuals or new processes in a timely manner could adversely impact our internal control mechanisms.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.  Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

Accounting Procedures.

The methods, estimates, and judgments we use in applying our accounting policies have a significant impact on our results of operations.  Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that could lead us to reevaluate our methods, estimates and judgments.

As we gain experience in future periods, management will continue to reevaluate its estimates for contract margins, service agreements, loss reserves, warranty, performance guarantees, liquidated damages and inventory reserves.  Changes in those estimates and judgments could significantly affect our results of operations and financial condition.  We may also adopt changes required by the Financial Accounting Standards Board and the Securities and Exchange Commission.

Intellectual Property Rights.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.  Our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs, and manufacturing processes.

We will rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application.  We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights.  While we have attempted to safeguard and maintain our proprietary rights of ourselves and our partners, we do not know whether we have been or will be completely successful in doing so.  Moreover, patent applications and enforcement, thereof, filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.   We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours.  In the event we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.

Failure to obtain needed licenses could delay or prevent the development, manufacture, or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results.  As a result, we may need to pursue legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names, and to determine the validity and scope of the proprietary rights of others.  If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine the priority of rights to the trademark.

Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours.  We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology.

Litigation and interference proceedings, even if successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach.  Also, our trade secrets may also be known without breach of such agreements or may be independently developed by competitors.  Inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

As part of our business strategy, we intend to consider acquisitions of companies, technologies and products that we believe could improve our ability to compete in our core markets or allow us to enter new markets.  Acquisitions involve numerous risks, any of which could harm our business, including, difficulty in integrating the technologies, products, operations and existing contracts of a target company and realizing the anticipated benefits of the combined businesses; difficulty in supporting and transitioning customers, if any, of the target company; inability to achieve anticipated synergies or increase the revenue and profit of the acquired business; potential disruption of our ongoing business and distraction of management; the price we pay or other resources that we devote may exceed the value we realize; or the value we could have realized if we had allocated the purchase price or other resources to another opportunity and inability to generate sufficient revenue to offset acquisition costs.

If we finance acquisitions by issuing equity securities, our existing stockholders may be diluted; and as a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

Potential Risk for the Environment.

Our business system has the potential to expose us and others to the risk of harmful substances escaping into the environment, potentially resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims; and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state, and local laws and regulations that govern environmental protection and human health and safety. We believe our business is operating and will always operate in compliance in all material respects with applicable environmental laws. However these laws and regulations change frequently and it is reasonable to expect additional and more stringent changes in the future.

Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures.  Should we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or attempt to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us.  Under those circumstances, we might be required to curtail or cease operations, conduct site remediation, or other corrective action, or pay substantial damage claims.

Our business system also exposes us to potential product liability claims that are inherent in products that use hydrogen.  Our products utilize hydrocarbons and convert these fuels internally to hydrogen which is used by the RUBICON™ to generate electricity.  The fuels we use are combustible and may be toxic.  It is also important to mention, the RUBICON™ operates at temperatures approaching 800 degrees Celsius, which could expose us to potential liability claims.  Although we will have incorporated a robust design and redundant safety features in our systems and will have established comprehensive safety, maintenance, and training programs, follow third-party certification protocols, codes and standards, and will not store hydrogen at our power plants, we cannot guarantee that there will not be accidents.  Any accidents involving our product could materially impede widespread market acceptance and demand for our products.  In addition, we might be held responsible for damages beyond the scope of our insurance coverage.  We also cannot predict whether we will be able to maintain adequate insurance coverage on acceptable terms.

RISKS ASSOCIATED WITH OUR COMMON STOCK

IF WE ISSUE ADDITIONAL SHARES IN THE FUTURE, IT WILL RESULT IN THE DILUTION OF OUR EXISTING SHAREHOLDERS.

Our certificate of incorporation authorizes the issuance of up to 700,000,000 shares of common stock with a par value of $0.001. Our board of directors may choose to issue some or all of such shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares will result in a reduction of the book value and market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership and voting power of all current shareholders. Further, such issuance may result in a change of control of our corporation.

TRADING ON THE OTC BULLETIN BOARD MAY BE VOLATILE AND SPORADIC, WHICH COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK AND MAKE IT DIFFICULT FOR OUR STOCKHOLDERS TO RESELL THEIR SHARES.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority ("FINRA"). Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like NASDAQ or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS AND FINRA'S SALES PRACTICE REQUIREMENTS, WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

In addition to the "penny stock" rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

RISKS RELATED TO THE OFFERING

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the GHS Investment Agreement.

The sale of our common stock to GHS Investments, LLC in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our Put options, the more shares of our common stock we will have to issue to GHS in order to exercise a Put under the Investment Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the GHS Investment Agreement may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the GHS Investment Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Investment Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Investment Agreement is realized.

Dilution is based upon common stock put to GHS and the stock price discounted to GHS’s purchase price of 80% of the lowest closing bid price during the pricing period. The example below illustrates dilution based upon a hypothetical $0.05 closing bid price and $0.04 purchase price and other increased/decreased prices (without regard to GHS’s 9.99% ownership limit or the number of shares being registered hereunder):

$7,500,000 Put

Stock Price (GHS Purchase Price)	Shares Issued	Percentage of Outstanding Shares (1)

$0.0625 ($0.05) +25%	150,000,000	85.83%
$0.05 ($0.04)	187,500,000	107.29%
$0.0375 ($0.03) – 25%	250,000,000	143.05%
$0.025 ($0.02) – 50%	375,000,000	214.57%

(1) Based on 174,764,271 shares outstanding as of December 16, 2015.

GHS Investments, LLC will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the GHS Investment Agreement will be purchased at a twenty (20%) discount or 80% of the lowest daily closing bid price during the five trading days immediately following our notice to GHS of our election to exercise our "Put" right.

GHS has a financial incentive to sell our shares immediately upon receiving them to realize the profit between the discounted price and the market price. If GHS sells our shares, the price of our common stock may decrease. If our stock price decreases, GHS may have further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

GHS Investments, LLC has entered into similar agreements with other public companies and may not have sufficient capital to meet our Put Notices.

GHS has entered into similar investment agreements with other public companies, and some of those companies have filed registration statements with the intent of registering shares to be sold to GHS pursuant to investment agreements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each Put request would be, if floors will be used to restrict the amount of shares sold, or if the Investment Agreement will ultimately be cancelled or expire before the entire amount of shares are Put to GHS. Since we do not have any control over the requests of these other companies, if GHS receives significant requests, it may not have the financial ability to meet our requests. If so, the amount of available funds may be significantly less than we anticipate.

We are registering an aggregate of 35,000,000 shares of common stock to be issued under the GHS Investment Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 35,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the GHS Investment Agreement. The sale of these shares into the public market by GHS could depress the market price of our common stock.

We May Not Have Access to the Full Amount under the Investment Agreement.

On December 16, 2015, the closing sale price of $0.05. At that price we would be able to sell shares to GHS under the Investment Agreement at the discounted price of $0.04. At that discounted price, the 35,000,000 shares registered for issuance to GHS under the Investment Agreement would, if sold by us to GHS, result in aggregate proceeds of $1,400,000. There is no assurance the closing price of our common stock will remain the same as the market price. We will not have access to the full commitment under the Investment Agreement if the closing bid price is below $0.2143.

Unless an active trading market develops for our securities, investors may not be able to sell their shares.

We are a reporting company and our common shares are quoted on the OTC Link (OTC.QB Tier) under the symbol “DNRG”. However, there is a limited trading market for our common stock; and an active trading market may never develop or, if it does develop, may not be maintained. Failure to develop or maintain an active trading market will have a generally negative effect on the price of our common stock, and you may be unable to sell your common stock or any attempted sale of such common stock may have the effect of lowering the market price; and therefore, your investment may be partially or completely lost.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and you may not be able to sell your shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including (but not necessarily limited to):

•	the trading volume of our shares;
•	the number of securities analysts, market-makers and brokers following our common stock;
•	new products or services introduced or announced by us or our competitors;
•	actual or anticipated variations in quarterly operating results;
•	conditions or trends in our business industries;
•	announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel;
•	sales of our common stock; and
•	general stock market price and volume fluctuations of publicly-traded, and particularly microcap, companies.

Investors may have difficulty reselling shares of our common stock, either at or above the price they paid for our stock, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, there is a history of securities class action litigation following periods of volatility in the market price of a company’s securities. Although there is no such litigation currently pending or threatened against us, such a suit against us could result in the incursion of substantial legal fees, potential liabilities and the diversion of management’s attention and resources from our business. Moreover, and as noted below, our shares are currently traded on the OTC Link (OTC.QB tier) and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to potential manipulation by market-makers, short-sellers and option traders.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non- reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING STOCKHOLDER

The selling stockholder identified in this prospectus may offer and sell up to 35,000,000 shares of our common stock, which consists of up to 35,000,000 shares of common stock to be sold by GHS pursuant to the Investment Agreement. If issued presently, the 35,000,000 shares of common stock registered for resale by GHS would represent 20.0% of our issued and outstanding shares of common stock as of December 16, 2015.

We may require the selling stockholder to suspend the sales of the shares of our common stock being offered pursuant to this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in those documents in order to make statements in those documents not misleading.

The selling stockholder identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

GHS will be deemed to be an underwriter within the meaning of the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

Information concerning the selling stockholder may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholder upon termination of this offering, because the selling stockholders may offer some or all of the common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold, hereunder, will not exceed the number of shares offered, hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The manner in which the selling stockholder acquired or will acquire shares of our common stock is discussed below under “The Offering.”

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days of December 1, 2014, through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 174,764,271 shares of our common stock outstanding as of December 16, 2015.

Unless otherwise set forth below, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, and (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

	Shares Owned by the Selling Stockholders	Shares of Common Stock	Number of Shares to be Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding Shares
Name of Selling Stockholder	before the Offering (1)	Being Offered(4)	# of Shares (2)	% of Class (2)

GHS Investments, LLC (3)	0	35,000,000	0	0%

Notes:

(1)
Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to shares of common stock. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within 60 days, are counted as outstanding. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of our common stock, and could be materially less or more than the number estimated in the table.

(2)
Because the selling stockholders may offer and sell all or only some portion of the 35,000,000 shares of our common stock being offered pursuant to this prospectus and may acquire additional shares of our common stock in the future, we can only estimate the number and percentage of shares of our common stock that any of the selling stockholders will hold upon termination of the offering.

(3)	Mark Grober exercises voting and dispositive power with respect to the shares of our common stock that are beneficially owned by GHS Investments, LLC.
(4)	Consists of up to 35,000,000 shares of common stock to be sold by GHS pursuant to the Investment Agreement.

THE OFFERING

On November 12, 2015, we entered into an Investment Agreement (the “Investment Agreement”) with GHS Investments, LLC. Although we are not mandated to sell shares under the Investment Agreement, the Investment Agreement gives us the option to sell to GHS, up to $7,500,000 worth of our common stock to GHS. The $7,500,000 was stated as the total amount of available funding in the Investment Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Investment Agreement. If the bid/ask spread remains the same we will not be able to place a put for the full commitment under the Investment Agreement. Based on our $0.05 closing price as of the close of business on December 16, 2015, the registration statement covers the offer and possible sale of $1,400,000 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest closing bid price of the common stock during the pricing period. The pricing period will be the five consecutive trading days immediately after the Put Notice date. In addition, there is an ownership limit for GHS of 9.99%.

On the Put Notice date, we are required to deliver Put Shares to GHS in an amount (the “Estimated Put Shares”) determined by dividing the closing price on the trading day immediately preceding the Put Notice date multiplied by 80%, and GHS is required to simultaneously deliver to our representative, to hold in escrow, the investment amount indicated on the Put Notice. At the end of the pricing period when the purchase price is established and the number of Put Shares for a particular Put is definitely determined, GHS must return to us any excess Put Shares provided as Estimated Put Shares or alternatively, we must deliver to GHS any additional Put Shares required to cover the shortfall between the amount of Estimated Put Shares and the amount of Put Shares. At the end of the pricing period, we must also return to GHS any excess related to the investment amount previously delivered to us.

GHS is not permitted to engage in short sales involving our common stock during the commitment period ending November 12, 2018. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a Put Notice of such number of shares reasonably expected to be purchased by GHS under a Put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the Put Shares unless:

•	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable Put shall have been declared effective.
•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities.
•	We shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more Puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Investment Agreement nor any rights of ours or GHS’s thereunder may be assigned to any other person.

Holders of Record

We have 195 shareholders of record.

Recent Sales of Unregistered Securities

On October 17, 2014, the Company issued 20,000 shares at $0.25 per share for gross proceeds of $5,000.

On December 10, 2014, the Company issued 70,000 shares at $0.25 per share for gross proceeds of $18,000.

On December 10, 2014, the Company issued 2,000 shares at $0.35 per share for gross proceeds of $700.

On April 7, 2015, the Company issued 34,000 shares of its common stock at $0.25 per share for gross proceeds of $8,500.

On April 7, 2015, the Company issued 6,667 shares of its common stock at $0.30 per share for gross proceeds of $2,000.

On April 7, 2015, the Company issued 8,572 shares of its common stock at $0.35 per share for gross proceeds of $3,000.

On April 7, 2015, the Company issued 80,000 shares of its common stock at $0.15 per share for gross proceeds of $12,000.

On April 30, 2015, the Company issued 2,000,000 shares of its common stock at $0.005 per share to extinguish convertible debt for $10,000.

On June 4, 2015, the Company issued 2,343,750 shares of its common stock at $0.011 per share for gross proceeds of $26,157.

On June 5, the Company issued 4,544,674 shares of its common stock at $0.003 per share to extinguish convertible debt for $11,589.

On June 11, 2015 the Company issued 4,659,517 shares of its common stock at $0.002 per share to extinguish convertible debt for $8,154.

On June 12, 2015 the Company issued 3,000,000 shares of its common stock at $0.002 per share to extinguish convertible debt for $6,750.

On June 19, 2015 the Company issued 3,003,965 shares of its common stock at $0.002 per share to extinguish convertible debt for $5,257.

On June 26, 2015 the Company issued 5,503,988 shares of its common stock at $0.002 per share to extinguish convertible debt for $9,632.

On June 29, 2015 the Company issued 5,503,977 shares of its common stock at $0.002 per share to extinguish convertible debt for $9,632.

On June 30, 2015 the Company issued 3,277,749 shares of its common stock at $0.002 per share to extinguish convertible debt for $5,736.

On July 9, 2015, the Company issued 100,000 shares of its common stock to the legal representation of the Company for legal services rendered. The fair value of the shares is $6,000.

On July 9, 2015 the Company issued 6,104,716 shares of its common stock at $0.002 per share to extinguish convertible debt for $11,904.

On July 10, 2015, the Company issued 500,000 shares of its common stock of the Company for consulting services rendered. The fair value of shares is $30,000.

On August 11, 2015 the Company issued 6,104,716 shares of its common stock at $0.003 per share to extinguish convertible debt for $15,872.

On August 17, 2015 the Company issued 611,177 shares of its common stock at $0.020 per share to extinguish convertible debt for $12,224.

On August 17, 2015 the Company issued 18,100,000 shares of its common stock to the Chief Executive Officer of the Company for management services. The fair value of the shares is $1,629,000.

On August 17, 2015 the Company issued 8,500,000 shares of its common stock to the Chief Operating Officer of the Company for management services. The fair value of the shares is $765,000.

On August 17, 2015 the Company issued 4,500,000 shares of its common stock to a Director of the Company for management services. The fair value of the shares is $405,000.

On September 21, 2015 the Company issued 190,767 shares of its common stock at $0.078 per share to extinguish convertible debt for $5,500.

On October 7, 2015 the Company issued 341,690 shares of its common stock at $0.065 per share to extinguish convertible debt for $9,000.

On October 27, 2015 the Company issued 73,220 shares of its common stock at $0.1248 per share to extinguish convertible debt for $1,292.

On October 29, 2015 the Company issued 1,602,068 shares of its common stock at $0.079 per share to extinguish convertible debt for $31,000.

On November 10, 2015 the Company issued 1,602,068 shares of its common stock at $0.055 per share to extinguish convertible debt for $31,000.

On November 13, 2015 the Company issued 609,004 shares of its common stock at $0.056 per share to extinguish convertible debt for $10,708.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTCQB, investors should consider any secondary market for the Company's securities to be a limited one. We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors; and, (2) an issuer's balance sheet, and a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Investment Agreement with GHS. Neither the Investment Agreement with GHS nor any rights of the parties under the Investment Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Investment Agreement and has no right to acquire any additional shares of common stock under the Investment Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

OTC Markets Considerations

OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on OTC Markets rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office are required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Information on our Board of Directors and Executive Officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Board of Directors

Neal Allen
Emilio De Jesus
Spero Plavoukos

Executive Officers

Name	Age	Position	Term

Neal Allen	58	President, Chief Executive Officer and Director	Since March 1, 2014
Emilio De Jesus	37	President, Dominovas Energy Africa and Director	Since October 21, 2014
Michael Watkins	47	Chief Operating Officer	Since March 1, 2014
Dr. Shamiul Islam	37	Executive VP Fuel Cell Operations	Since May 1, 2014
Eric Fresh	39	Senior VP Finance and Investments	Since June 1, 2015

Mr. Neal Allen, age 58, is a member of our Board of Directors and was appointed as Chairman of the Board of Directors, President and Chief Executive Officer of the Company by our Board of Directors on February 20, 2014. Mr. Allen’s expertise and experience are consistent with the duties that are customary and usual to those of Chairman, President and Chief Executive Officer. He is also charged with the title of Senior Strategist. Prior to joining Dominovas Energy Corporation as Chairman, President and Chief Executive Officer, Mr. Allen was principally employed as Chief Executive Officer of Dominovas Energy, LLC from its inception in 2007 to the time of the merger with Western Standard Energy Group in February 2014. Mr. Allen also served as the Chairman of Private Asset Group, LLC from 2002 to 2007. Private Asset Group, LLC specialized in the development and implementation of proprietary revenue models. Private Asset Group, LLC, acting as a force multiplier ensured optimal deployment, utilization, and management of all resultant cash flow. Private Asset Group, LLC is engaged by high net worth individuals, private trusts, and select private equity concerns. Under Mr. Allen’s watch, Private Asset Group’s endeavors included the ownership of a “major brand” automobile dealership, several healthcare companies, waste management and disposal enterprises, land acquisition and development company, and natural resource development enterprise.

Mr. Emilio De Jesus, age 37, is a member of the Board of Directors since October 21, 2014, who originally hails from Angola, has a Bachelor of Science in Electrical Engineering from Temple University in Philadelphia; a Master's Degree in Telecommunications Management from the Stevens Institute of Technology in Hoboken, NJ; and a MBA from George Washington University in Washington, DC. Mr. De Jesus held several management positions with Verizon Communications from 2000 to 2010, including Digital and Design Engineer, Manager IOF and Broadcast Video, Senior Staff Consultant and Systems Development Manager. From 2012 to 2013, he was a Director of Grupo Jemilce, responsible for strategy and systems development with a focus on waste management and commodities procurement. 2011 Mr. De Jesus was on hiatus. Since 2012 he has also been Senior Vice President for Operations of Worldtibe Group International, responsible for business development in emerging markets with a focus on transfer of knowledge and investments in Africa, coordinating the creation of joint ventures between North American and African business.

Mr. Michael Watkins, age 47, was appointed Chief Operating Officer of the Company by our Board of Directors on February 20, 2014. Mr. Watkins duties have expanded to include the duties of President of the Company’s Fuel Cell Division. He is responsible for operational and policy matters and has the specific objective of increasing efficiency and developing sustainable revenue models. Prior to accepting his position as Chief Operating Officer of Dominovas Energy Corporation, Mr. Watkins was Vice President and Managing Member of Dominovas Energy, LLC from 2007 until the merger with Western Standard Energy Group in February 2014. From 2005 to 2008 Mr. Watkins was the Managing Partner of TEAL Development Group, LLC, a real estate development firm specializing in the development and construction of Class A residential and commercial properties. Mr. Watkins is a veteran, having served in the United States Air Force as an active duty Officer from 1991 to 2001.

Mr. Spero Plavoukos, age 52, is a member of our Board of Directors appointed on February 20, 2014. Currently, Mr. Plavoukos is serving as Vice President of Pacific Design Center, with specific duties and responsibilities that include the management, special projects and special events of the campus, which is located in West Hollywood, California and is comprised of over 1,750,000 square feet of Class “A” office and showroom space. He began his career with the Pacific Design Center in September 2009 where he remains employed to date. Mr. Plavoukos' commitment to fiscal responsibility coupled with the implementation of unique, common sense, above-standard operating procedure, and the creation of event-savvy teams have consistently allowed his operations to experience unprecedented growth and profitability.

Dr. Shamiul Islam, Ph.D., age 37, was appointed to Executive VP for Fuel Cell Operations on May 1, 2014. Dr. Islam is one of the foremost experts on Solid Oxide Fuel Cell technology. As Director of Fuel Cell Operations for Dominovas Energy Corporation his duties will include; fuel cell design, testing, project management, coordination of project milestones along with equipment budgets. His expertise extends to SOFC materials, research and their development. His knowledge on the design and construction of bench scale testing systems for high temperature chemical reactions is unparalleled in the industry and is acknowledged by his patents specific to; “Chemical compositions suitable for use as solid oxide fuel cell anodes, and processes for making same as well as his second patent specific to; “Methods of porous unidirectional Si2N2O-SiN3N4 composite using ethanol bubbles in a viscous polymeric slurry”. He possesses hands on knowledge of specialized laboratory analytical techniques (e.g. mass-spec, adsorption) along with being proficient in Aspen HYSYS, VMGSim, Minitab and MS Office.

Dr. Islam worked at the University of Calvary as Postdoctoral Fellow in the Dept. of Chemical & Petroleum Engineering during the period July 2013-April 2014. Dr. Islam received his PhD in Chemical Engineering from the University of Calgary, Canada where he attended from September 2009 to June 2013 (Thesis title: preparation of carbon-tolerant solid-oxide fuel cell anodes using microwave irradiation). Dr. Islam received his Master of Science in Material Engineering (M.Sc.) from Soonchunhyang University, South Korea where he attended from February 2007 to August 2009 and his Bachelor of Science in Chemical Engineering (B.Sc.) from Bangladesh University of Engineering & Technology, Bangladesh where he attended from August 2000 to November 2006. He has numerous published articles.

Mr. Eric Fresh, age 39, Senior Vice President of Finance and Investments. With more than 15 years in investment banking, private equity and corporate advisory services, Mr. Fresh has extensive experience in the execution of special situation transactions involving structured debt and equity financings for project finance.  As Senior Vice President, Mr. Fresh will lead and manage Dominovas’ capital investment and deployment program for financing the Company’s power projects throughout sub-Saharan Africa.  Before joining Dominovas, Mr. Fresh founded E&K Partners, where he focused exclusively on value creation for middle-market companies, providing strategic management and structured finance advisory services for corporate restructurings, project finance, operations management, and mergers and acquisitions. Prior to E&K Partners, Mr. Fresh worked at GE Capital, where he managed $2.5 billion in upstream oil and gas assets located throughout the continental US, and structured and invested more than $1.8 billion in debt and equity transactions across various energy and industrial sectors. Additionally, Mr. Fresh has held various executive and non-executive positions within investment and merchant banking firms, including Morgan Stanley and Salomon Smith Barney.  Mr. Fresh received his Master’s in Business Administration from Georgetown University and holds an undergraduate degree in finance from Clark Atlanta University.

Neal Allen and Michael Watkins each entered into an employment agreement or related transaction with the Company, which is described in Item 10.02 and 10.03 below.

Dr. Shamiul Islam has entered into an employment agreement or related transaction with the Company, which is described in Item 10.07 below.

Neither Neal Allen, Emilio De Jesus, Michael Watkins, Darren Jacklin, nor Spero Plavoukos have entered into any arrangement or understanding with any other person in connection with his appointment as an officer or director of Dominovas Energy Corporation.

None of the following persons named as: Neal Allen, Emilio De Jesus, Dallas Gray, Darren Jacklin, or Spero Plavoukos are related to any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

Family Relationships and Other Matters

None.

Legal Proceedings

No officer, director, person nominated for such positions, nor promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offense);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•	Having any government agency, administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity;
•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity; and/or
•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Corporate Governance

We have no members of our board of directors considered to be “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

We do not have any standing audit, nominating and compensation committees of the board of directors, or committees performing similar functions. We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer. All Board actions have been taken by Written Action rather than formal meetings. All executive officers and employees have executed non- compete agreements as well as Foreign Corruption Practices Act (FCPA) pledges.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before the Offering	Percent of Class After the Offering

Common	Neal Allen
	Atlanta, GA	30,795,833	17.62%	14.68%

Common	Spero Plavoukos
	West Hollywood, CA	17,339,333	9.92%	8.27%

Common	Michael Watkins
	Grapevine, TX	22,264,333	12.73%	10.61%

Common	Emilio De Jesus	300,000	0.17%	0.14%
	Atlanta, GA*

* Includes 300,000 shares owned by Guazenhe, LLC

We are not registering shares held by our officers and directors. The chart above is based upon 174,764,271 shares outstanding before the offering and 209,764,271 shares outstanding after the offering. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table the shares may be subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

General

We are authorized to issue an aggregate number of Seven Hundred Million (700,000,000) shares of common stock, $0.001 par value per share. Currently 174,764,271 shares of common stock are outstanding.

Each share of common stock shall have one (1) vote per share. Our common stock does not provide a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for election of Board of Directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Securities Authorized For Issuance Under Equity Compensation Plans

On April, 14, 2010, the Company adopted a stock option plan allowing the Company's directors to grant options to purchase up to 5,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan. As of March 25, 2015, no such options have been granted.

Repurchase of Equity Securities by the Issuer and Affiliated Purchasers

On February 13, 2014, the holders of a debenture convertible into common stock of the Company contributed such debenture to the Company without consideration. No interest or principal was paid or will be payable on such debenture, and such debenture was not converted into common stock of the Company.

On February 20, 2014 Dallas Gray returned 4,495,734 shares of common stock of the Company for cancellation. Dallas Gray did not receive any consideration for the cancellation of his shares.

Preferred Stock

We have no authorized preferred stock at this time.

Nevada Anti-Takeover Laws

As a Nevada corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Nevada law. Pursuant to Section 607.0901 of the Nevada Business Corporation Act, or the Nevada Act, a publicly held Nevada corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;
•
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Nevada Act which prohibits the voting of shares in a publicly held Nevada corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

INTEREST OF NAMED EXPERTS

The audited financial statements for the Company for the year ended August 31, 2015 included in this prospectus have been audited by the Dale Matheson Carr-Hilton LaBonte LLP independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Brunson Chandler, & Jones, PLLC.  Brunson Chandler, & Jones does not own stock in the Company; however, pursuant to the engagement letter, the firm is eligible to convert outstanding fees into shares of common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Organization and Previous Lines of Business

The Company has an inception date of October 16, 2003 as Comtrix Inc.  From incorporation until June 2005, our operating activities consisted primarily of developing fingerprint recognition products for residential buildings in China. Effective June 23, 2006, we changed our name from "Comtrix Inc." to "Lusora Healthcare Systems Inc." and were engaged in a healthcare related business. Effective September 7, 2007, we changed our name from "Lusora Healthcare Systems Inc." to "Western Standard Energy Corp" when we decided to change the focus of our business plan from wireless personal security and monitoring systems to acquisition and exploration in the oil and gas industry.  In 2013, a determination was made to change the business focus to fuel cells, and in 2014 the merger with Dominovas Energy, LLC was completed creating what is now Dominovas Energy Corporation.

Our principal executive office is located at 1170 Peachtree Street NE, 12th Floor, Atlanta, GA, 30309, and our telephone number 800-679-1249.

We have not been involved in a bankruptcy receivership or similar proceeding. Additionally, we have not been involved in a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Our independent registered public accounting firm has issued an audit opinion for our Company which includes an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern.

We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings. Since incorporation, we have not made any significant purchase or sale of assets. We do not own physical properties.

We are not a blank check registrant, as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since we have a specific business plan or purpose. We have not had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with, any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

ACQUISITION OF DOMINOVAS ENERGY

On February 20, 2014 Western Standard Energy Corporation (now Dominovas Energy Corporation) completed the acquisition of Dominovas Energy, LLC (now Dominovas Technologies, LLC).  Dominovas Energy Corporation owns 100% of the interest in Dominovas Technologies, LLC.  As part of the closing of this transaction, Neal Allen, CEO and a Member of Dominovas Energy, and Spero Plavoukos a Member of Dominovas Energy, were added to our Board of Directors with Neal Allen being named as Chairman of the Board. The Board now consists of five Directors. In addition, Dallas Gray resigned as our President and CEO and was replaced by Neal Allen. Dallas Gray initially remained on as Treasurer and a member of our Board of Directors. In addition, Michael Watkins was appointed our COO and Kerry Stewart was appointed EVP of Operations.

On February 24, 2014, we filed an amendment to our charter to change our name to “Dominovas Energy Corporation.” On the same day, we filed an amendment to the charter of Dominovas Energy to change its name to “Dominovas Technologies LLC.” Our trading symbol was subsequently changed to “DNRG.” All references below to “Dominovas Energy” refer to Dominovas Energy Corporation and its operating subsidiary, Dominovas Technologies LLC (“Dominovas Technologies”).

DESCRIPTION OF DOMINOVAS ENERGY’S BUSINESS

Dominovas Energy, is part of the fuel cell and sustainable/alternative energy industry.  Fuel cells are an efficient, combustion-less, reliable, and virtually pollution-free energy source that provide electricity to power a wide array of applications, including buildings (manufacturing facilities, hotels and hospitals), primary power for grid integration, automobiles, emergency back-up systems, and base load grid power.  A fuel cell uses fuel - usually hydrogen, extracted from common fuels such as natural gas - to produce electricity.  In principle, a fuel cell is an electrochemical device that operates like a battery.  However, unlike a battery, a fuel cell requires re-fueling and not recharging.  Fuel cells will continue to produce electricity and heat as long as there is a constant fuel source.  Hydrogen fuel cells work simply, have no moving parts, and operate silently, with water and excess heat as their only by-products.  Fuel cells, thus, provide the ideal solution for a myriad of portable, on-board, and stationary electric power generation applications.

Dominovas Energy has identified marketing and sales opportunities for fuel cells in emerging market countries, where electricity supply is frequently unreliable, antiquated, and expensive as compared to the cost of electricity and the production, thereof, in the United States.  Dominovas Energy currently has active projects in Africa.  Dominovas Energy works with and has engaged the host nation’s government.  Initial project sizes range from 3 to 200 Megawatts (MW), with eventual project sizes of up to 3000 MW.  Project cost projections range from $25 million and beyond. Dominovas Energy will provide power to the local utilities under power purchase agreements (PPA’s), and prior to deployment it will require specific guarantees, bonding or other credit support, as necessary, where the local contracting entities do not enjoy strong credit ratings.

The Dominovas Energy fuel cell system is named RUBICON™.  It is a modular solid oxide fuel cell (SOFC) system that operates at high temperatures (up to 800 C).  Dominovas Energy has identified the following advantages of its technology over competitive energy producing systems:  (1) all solid components, (2) accelerated electrochemical kinetics proceed without the need for expensive noble metals such as platinum, (3) internal fuel reforming is possible and carbon monoxide may be used as a fuel and (4) more tolerant of fuel contaminants, including sulfur, because per design of the system these components dissipate  before deposition onto the fuel cell components.

Additional advantages of the RUBICON™ are that it is silent and environmentally friendly, and capable of reforming multiple fuels such as diesel, natural gas, propane, ethanol, syngas, methanol and bio-fuels.

Dominovas Energy will source the manufacture for the build of its RUBICON™ and will source as necessary with key OEM partners for additional components required to meet the multi-MW production schedule based upon the amount of MWs that are projected specific to projected sales.

Dominovas Energy is headquartered at 1170 Peachtree Street N.E., 12th Floor, Atlanta, Georgia 30309.  All manufacture of the RUBICON™ will be completed prior to shipment and deployment, once the manufacturing site has been determined.

Historically, the primary manufacturing challenges for the commercial development of the SOFC market were the lack of companies with the necessary resources to support stack development and the subsequent requirements, as are key to the integration of the stack with a reformer.  Dominovas Energy Corporation has partnered with AVL List, Gmbh (AVL), and the leading fuel cell systems integration company in the world.  AVL is based in Gratz, Austria but also has offices in Michigan, USA, with a track record of over 15 years of SOFC R&D and product development experience, along the sizeable capital commitment that is required to develop a commercial product.  AVL List GmbH is the world’s largest independent company for the development of powertrain systems (internal combustion engines, batteries and fuel cells) as well as instrumentation and test systems.  Founded in 1948, AVL built its reputation by providing world-class products and services for the most challenging applications, both in the region and around the globe. AVL has more than 100 projects supporting its experience in Fuel Cell engineering.  A provider of diverse products and specialized services, AVL is partnered with many of the world’s leading and most recognizable companies to provide those companies with advanced technology, products, and services.  The technological contribution by Dominovas Energy to its projects includes, but is not limited to its proprietary algorithms, which the Company believes improves the operating conditions and efficiencies of utilizing multiple fuel.  The Company will also install the RUBICON’s™’ power electronics along with a “state of the art” communications suite infrastructure within each RUBICON™.  These components allow for the remote monitoring of the system, as well as the internal operations of each unit.

Given the vast need for electricity in emerging markets around the globe, Dominovas Energy has been very measured in its selection process for specific target markets.  Initial deployments of the RUBICON™ will be in the Democratic Republic of the Congo and other select sub-Saharan markets where the Company has secured commitments by government officials to deploy a specific number of MWs.  The initial clients include government agencies and operations and Mines.

Dominovas Energy also has projects earmarked in the private and governmental sectors of additional African countries and has an expectation of a positive close to the sales cycle to generate an additional 500MW – 1500MW of new business in the foreseeable future.

Competitors and Dominovas Energy’s competitive advantages

Dominovas Energy’s “competitors” are not “competitors” in the true sense of the word.  It’s “competitors” produce and sell specific technologies (not fuel cell) that are currently being deployed to provide electricity within the theaters of operation that Dominovas Energy is engaging.  Primarily, GenSets, gas turbines, micro-turbines, solar and wind technologies are Dominovas Energy’s competitors.  These competing technologies are expected to offer power as generators within power plants, as well as when used as standalone power generators.

There are several competing fuel cell technologies.  Alkaline fuel cell technology requires pure hydrogen as a fuel and, since it operates at low temperature (50-250 C), an expensive catalyst (platinum) is needed.  Molten Carbonate fuel cells operate at higher temperature and use lower-cost nickel as a catalyst; however, they require a corrosive electrolyte.  Phosphoric Acid fuel cells and proton exchange membrane (PEM) all require pure hydrogen as a fuel.  Dominovas Energy considers that its SOFC system enjoys advantages over these competing fuel cell technologies in that it accepts multiple fuel types.

As a competitive advantage, fuel cells enjoy efficiency advantages over other common combustion fuel-utilizing power generating systems, providing up to 55% efficiency without counting additional efficiencies of waste heat utilization.  Other systems have lower efficiencies: thermoelectric generator (3-4%), engine driven generator (15-25%), gas turbine generator (20-25%) and steam turbine generator (25-35%).

Patents, Trademarks and Copyrights

APPLICATION DATA: TRADEMARK/SERVICE MARK APPLICATION, PRINCIPAL REGISTER TEAS PLUS APPLICATION

The applicant, Dominovas Energy Corporation, a corporation of Nevada, having an address of 1170 Peachtree Street NE, 12th Floor, Atlanta, Georgia 30309, United States, requests registration of the trademark/service mark identified above in the United States Patent and Trademark Office on the Principal Register established by the Act of July 5, 1946 (15 U.S.C. Section 1051 et seq.), as amended, for the following:

International Class 009: Apparatus and instruments for conveying, distributing, transforming, storing, regulating or controlling electric current; Electrical distribution boxes; Electrical distribution systems, namely, power distribution panels; Electrical power distribution units; Electricity router for managing and optimizing energy loads within a building; Electronic devices, namely, energy meters for tracking and monitoring energy usage; Electronic monitors and monitor modules for monitoring electric current and electrical signals; Fuel cells; Test stations for fuel cells.

In International Class 009, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

International Class 035: Energy management services, namely, providing a service that allows customers to purchase energy from various energy providers; Energy usage management; Energy usage management information services; Information in the field of energy efficiency; Retail electricity provider services, namely, providing a service that allows customers to purchase energy, namely, electricity, and renewable energy; Utility bill management services, namely, tracking, reporting, analyzing and delivering energy information in the form of utility bills and utility meter data rate schedules.

In International Class 035, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce.  The applicant is submitting one (or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-1-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf] International Class 039:  Distribution of energy

In International Class 039, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce.  The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-2-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

International Class 040: Energy generation services; Energy recycling services, namely, capturing and conversion of wasted energy into electricity and useful steam; Generation of energy; Leasing of energy generating equipment; Leasing of renewable energy equipment for use in converting renewable resources into power; Production of energy; Production of energy via renewable and non-renewable fuels.

In International Class 040, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 06/30/2010, and first used in commerce at least as early as 06/30/2010, and is now in use in such commerce.  The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Company Website.

Specimen-1 [SPE0-3-50167967-145514421_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

Specimen-2  [SPE0-50167967-224942725_._Screen_Shot_2014-06-26_at_3.58.37_PM.pdf]

For informational purposes only, applicant's website address is: www.dominovasenergy.com

The applicant's current Correspondence Information: Michael Watkins, COO 1170 Peachtree Street NE, 12th Floor Atlanta, Georgia 30309 (800) 679-1249 (phone) michael@dominovasenergy.com; neal@dominovas.com (authorized)

Said application was approved 21 July, 2015: NOTICE OF ALLOWANCE (NOA)  ISSUE DATE: Jul 21, 2015 Serial Number: 86328976 Mark: DOMINOVAS ENERGY Docket/Reference Number:

No opposition was filed for this published application.  The issue date of this NOA establishes the due date for the filing of a Statement of Use (SOU) or a Request for Extension of Time to file a Statement of Use (Extension Request).  WARNING: An SOU that meets all legal requirements must be filed before a registration certificate can issue.  Please read below for important information regarding the applicant's pending six (6) month deadline.

SIX (6)-MONTH DEADLINE: Applicant has six (6) MONTHS from the NOA issue date to file either:

- An SOU, if the applicant is using the mark in commerce (required even if the applicant was using the mark at the time of filing the application, if use basis was not specified originally); OR

- An Extension Request, if the applicant is not yet using the mark in commerce.  If an Extension Request is filed, a new request must be filed every six (6) months until the SOU is filed.  The applicant may file a total of five (5) extension requests.  WARNING: An SOU may not be filed more than thirty-six (36) months from when the NOA issued.  The deadline for filing is always calculated from the issue date of the NOA.

Serial Number: 86328976 Mark: DOMINOVAS ENERGY Docket/Reference Number: Owner: Dominovas Energy Corporation 1170 Peachtree Street NE, 12th Floor Atlanta, Georgia 30309 Correspondence Address: MICHAEL WATKINS   1170 Peachtree Street NE, 12th Floor ATLANTA GA 30309

This application has the following bases, but not necessarily for all listed goods/services:

Section 1(a):  YES  Section 1(b):  YES  Section 44(e):  NO GOODS/SERVICES BY INTERNATIONAL CLASS

009 - (Based on Intent to Use) Apparatus and instruments for conveying, distributing, transforming, storing, regulating or controlling electric current; Electrical distribution boxes; Electrical distribution systems, namely, power distribution panels; Electrical power distribution units; Electricity router for managing and optimizing energy loads within a building; Electronic devices, namely, energy meters for tracking and monitoring energy usage; Electronic monitors and monitor modules for monitoring electric current and electrical signals; Fuel cells; Test stations for fuel cells

-- FIRST USE DATE: NONE;      -- USE IN COMMERCE DATE: NONE

035 - (Based on Intent to Use) Energy management services, namely, providing a service that allows customers to purchase energy from various energy providers; Energy usage management; Energy usage management information services; Information in the field of energy efficiency; Retail electricity provider services, namely, providing a service that allows customers to purchase energy, namely, electricity, and renewable energy; Utility bill management services, namely, tracking, reporting, analyzing and delivering energy information in the form of utility bills and utility meter data rate schedules

-- FIRST USE DATE: NONE;      -- USE IN COMMERCE DATE: NONE

039 - (Based on Intent to Use) Distribution of energy

-- FIRST USE DATE: NONE;      -- USE IN COMMERCE DATE: NONE

040 - (Based on Use in Commerce) Energy generation services; Energy recycling services, namely, capturing and conversion of wasted energy into electricity and useful steam; Generation of energy; Leasing of energy generating equipment; Leasing of renewable energy equipment for use in converting renewable resources into power; Production of energy; Production of energy via renewable and non-renewable fuels

-- FIRST USE DATE: 06-30-2010 -- USE IN COMMERCE DATE: 06-30-2010

ALL OF THE GOODS/SERVICES IN EACH CLASS ARE LISTED.

Dominovas Energy formally applied to have RUBICON (the mark) recognized as an official Trademark symbol, protected by the rights, thereto, as offered by the United State Patent and Trademark Office (USPTO), July 4th, 2014. The registered serial number is 86330322.

SUMMARY OF APPLICATION DATA FOLLOWS:

APPLICATION DATA: TRADEMARK/SERVICE MARK APPLICATION, PRINCIPAL REGISTER TEAS PLUS APPLICATION

The applicant,  Dominovas Energy  Corporation, a  corporation of  Nevada, having an  address of  1395 Chattahoochee  Avenue, Atlanta, Georgia  30318 United  States, requests  registration of  the trademark/service mark identified above in the United States Patent and Trademark Office on the Principal Register established by the Act of July 5, 1946 (15 U.S.C. Section 1051 et seq.), as amended, for the following:

International Class 009: Apparatus and instruments for conveying, distributing, transforming, storing, regulating or controlling electric current; Electrical distribution boxes; Electrical distribution systems, namely, power distribution panels; Electrical power distribution units; Electricity router for managing and optimizing energy loads within a building; Electronic devices, namely, energy meters for tracking and monitoring energy usage; Electronic monitors and monitor modules for monitoring electric current and electrical signals.

In International Class 009, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 08/04/2010, and first used in commerce at least as early as 08/04/2010, and is now in use in such commerce. The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Website.

Specimen-1 [SPE0-715680180-104023336_._Use_in_Commerce_Website.pdf]

International Class 040:  Production of energy; Production of energy via renewable and non-renewable fuels. In International Class 040, the mark was first used by the applicant or the applicant's related company or licensee predecessor in interest at least as early as 08/04/2010, and first used in commerce at least as early as 08/04/2010, and is now in use in such commerce.  The applicant is submitting one(or more) specimen(s) showing the mark as used in commerce on or in connection with any item in the class of listed goods and/or services, consisting of a(n) Website.

Specimen-1 [SPE0-1-715680180-104023336_._Use_in_Commerce_Website.pdf]

For informational purposes only, applicant's website address is: www.dominovasenergy.com

The applicant's current Correspondence Information: Michael Watkins, COO 1170 Peachtree Street NE, 12th Floor Atlanta, Georgia 30309 (800) 679-1249 (phone) michael@dominovasenergy.com; neal@dominovas.com (authorized)

Notice of Allowance has also been granted and approved for this application.

Dominovas Energy’s Executive Vice President for Fuel Cell Operations, Shamiul Islam, Ph.D., owns the following patents:

1. Josephine M. Hill and Shamiul Islam, ‘Chemical compositions suitable for use as solid oxide fuel cell anodes, and processes for making same’, US provisional patent, Filed on Feb. 2013.

2. Byong-Taek Lee, Ho-Yeon Song, Shamiul Islam and Min-Sung Kim, ‘Method of porous unidirectional Si2N2O-Si3N4 composite using ethanol bubbles in a viscous polymeric slurry'. Korean patent. Registration no. 1010442020000, Application no. 1020090016255, (2009).

Employees

Dominovas Energy presently has ten (10) employees. We believe our relationship with our employees is satisfactory.  We plan to employ more qualified employees in the future, particularly if our plan to acquire or lease a larger United States manufacturing facility is successful. We plan to keep staff at a minimum to minimize overhead.

Government Regulations

Dominovas Energy presently has ten (10) employees.  The Company believe that its relationship with its employees is satisfactory.   It plans to employ more qualified employees in the future, as contracts are executed resulting in multi-megawatt orders.  It also plans to keep staff at a minimum to minimize overhead.  All employees have signed non-competes and non-disclosure agreements, as well as a Foreign Corruption Practices Act (FCPA) document.

Description of Property

The Company presently utilizes modest office facilities adequate for the Company’s current operations.  The Company is currently leasing space for its corporate office in the Atlanta area.  Additional office space may be required in the future.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements

INVESTMENT IN PRO ECO ENERGY

Dominovas Energy Corporation additionally owned 49.25% of the common stock of Pro Eco Energy Ltd., (“Pro Eco Energy”), which is a combination of two private related companies – Swiss Solar Tech (SST) Ltd. and Pro Eco Energy Ltd.  The two companies are located in Summerland, British Columbia and each provides energy efficient and environmentally friendly heating and cooling HVAC systems for commercial buildings.  The combined entities specialize in a variety of clients including hotels, resorts and multi-residential buildings, combining solar thermal with ground – source heat pumps, heat recovery systems and geothermal ground loops as necessary to improve efficiency and reduce energy costs.  Pro Eco Energy expects that, by utilizing the most advanced technologies and custom-designed hybrid systems, energy cost savings of greater than 50% can be realized for customers.

By consent of the Company’s Board of Directors, the Company has determined it is in the best interest of Dominovas Energy to completely divest itself in total from Pro Eco Energy and has effected the necessary paperwork to complete said transaction.  An 8K was filed to this effect on 4 September, 2015.

Government Approvals

We are not required to obtain governmental approval of our products.

Sources and Availability of Raw Materials

We do use raw materials in our business.

Backlog of Orders

We have no backlog of orders.

Seasonal Aspect of our Business

None of our products are affected by seasonal factors.

Status of any Publicly Announced New Product or Service

We do not have any publicly announced new product or service.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Year Ended August 31, 2015

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this report. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in this registration statement.

Our financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Since we are a development stage company, there is no assurance a commercially viable business will be identified in the near term. Our plan of operation is to seek for opportunities in the green and renewable energy industry.

Liquidity

Anticipated Cash Requirements

For the year ended August 31, 2015, we recorded a net operating loss of $4,030,027. As of August 31, 2015, we had cash of $64,157. We do not have sufficient funds for working capital and will need to obtain further financing.

Our financial condition as of August 31, 2015 and the results of operations and cash flows for the year end are summarized as follows:

Working Capital

Our working capital position as of August 31, 2015 compared to August 31, 2014 and the cash flows for the year end are summarized below:

	Year End August 31,
	2015	2014

Current Assets	$64,157	$21,627
Current Liabilities	(1,723,235)	(494,765)
Working Capital Deficiency	$(1,659,078)	$(473,138)

The increase in our working capital deficiency was primarily due to an increase for rent, legal fees and wages. These are ordinary expenses related to a development stage, growing company.

Cash Flows

	Year End August 31,
	2015	2014

Net cash used in Operating Activities	$(370,596)	$(209,645)
Net cash used in Investing Activities	-	(10,000)
Net cash provided by Financing Activities	429,657	224,741
Increase in Cash during the Period	59,061	5,096
Cash, Beginning of Period	5,096	0
Cash, End of Period	$64,157	$5,096

Results of Operations

The following is a summary of our results of operations for the year end August 31, 2015 and 2014:

	Year End August 31,
	2015	2014
EXPENSES
Audit and accounting fees	$18,324	$60,120
Consulting fees	198,250	43,750
Directors fee	-	25,000
Financing fee	37,500	-
Foreign exchange loss	-	4,087
Interest expense	8,098	16,712
Investor communications and transfer agent	36,090	11,711
Legal fees	65,950	208,659
Marketing	16,510	4,540
Office and general administration	285,875	101,812
Salaries and management fees	3,297,365	217,000
Travel and entertainment	66,065	70,341
NET LOSS	$(4,030,027)	$(763,732)

Revenue

We have not earned any revenues since our inception and we do not anticipate earning revenues until such time as we acquire revenue producing assets.

Expenses

Our operating expenses for the year ended August 31, 2015 compared to the same period in 2014 increased by the net amount of $3,266,295, primarily due to payroll expenses and general administration costs.  Growth in expenses is a common occurrence for pre-revenue generating companies and this trend is estimated to continue as the company grows.

Application of Critical Accounting Policies Basis of Presentation

These financial statements and related notes are presented in accordance with Generally Accepted Accounting Principles in the United States of America ("US") and are expressed in US dollars. The Company is a development stage company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises" and has not realized any revenues from its planned operations to date.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are readily apparent from other sources. The actual results experienced by the Company may differ materially from the Company's estimates. To the extent there are material differences, future results may be affected.

Financial Instruments

The Company's financial instruments consist of cash, accounts payable, notes payable and convertible debentures. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values due to the relatively short maturity of these instruments.

Foreign Currency Translation

The functional and reporting currency of the Company is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated into United States Dollars at the period-end exchange rates. Non-monetary assets and liabilities are translated at the historical rates in effect when the assets were acquired or obligations incurred. Transactions occurring during the period are translated at rates in effect at the time of the transaction. The resulting foreign exchange gains and losses are included in operations.

Income Taxes

Deferred tax assets and liabilities are recorded for temporary differences between the tax basis of assets and liabilities, and the reported amounts in the consolidated financial statements using the statutory tax rates in effect for the year when the reported amount of the asset or liability is recovered or settled, respectively. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets to the amount that is more likely than not to be realized. For each tax position taken or expected to be taken in a tax return, the Company determines whether it is more likely than not that the position will be sustained upon examination based on the technical merits of the position, including resolution of any related appeals or litigation. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement.

Loss Per Share

The Company computes net loss per share of both basic and diluted loss per share ("LPS") on the face of the statement of operations. Basic LPS is computed by dividing the net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted LPS gives effect to all potentially dilutive common shares outstanding during the period, including convertible debt, stock options and warrants, using the treasury stock method. The computation of diluted LPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on LPS.

Stock-Based Compensation

The Company has adopted the fair value recognition policy, whereby, compensation expense is recognized for all share-based payments based on the fair value at monthly vesting dates, estimated in accordance with the provisions of SFAS 123R.

All transactions in which goods and services are the consideration received for the issuance of equity instruments are accounted for based on fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to Advisory Board members and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued.

On April 14, 2010, our shareholders approved our 2010 Equity Compensation Plan. Under the 2010 Plan, options may be granted to our directors, officers, employees and consultants as determined by our board of directors. Pursuant to the 2010 Plan, we reserved for issuance up to 5,000,000 shares of our outstanding common stock under the 2010 plan. However no options have been granted as of November 30, 2014 and therefore no stock-based compensation has been recorded to date for stock options.

Recent Accounting Pronouncements

Recent pronouncements with future effective dates are either not applicable or are not expected to be significant to the financial statement of the Company.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial position, revenues and expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Significant Accounting Policies

The financial statements and related notes found in this registration are presented in accordance with accounting principles generally accepted in the United States (“US GAAP”), and are expressed in US dollars. These consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, Dominovas Technologies. All inter-company balances and transactions have been eliminated on consolidation.

Use of estimates - Management uses estimates and assumption in preparing these financial statements in accordance with Generally Accepted Accounting Principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Revenue recognition – The Company will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured.

Stock-based compensation - The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

Fair Value of Financial Instruments

Accounting Standards Codification Topic 820, “Disclosures About Fair Value of Financial Instruments,” requires us to disclose, when reasonably attainable, the fair market values of its assets and liabilities, which are deemed to be financial instruments. Our financial instruments consist primarily of cash.

Per Share Information

We compute net loss per share accordance with FASB ASC 205 “Earnings per Share”. FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the statement of operations.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Stock Option Grants

We have not granted any stock options to our officers and directors since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for nutritional and dietary supplement companies.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Presently there are three Directors, Neal Allen, who is not an independent Board Member, Spero Plavoukos, who is an independent Board Member and Emilio De Jesus, who is an independent Board Member. As reflected in the 8-Ks filed on November 12, 2014 and February 5, 2015, Dominovas Energy Corporation accepted the resignation of Dallas Gray with an effective date of November 6, 2014 and Darren Jacklin with an effective date of February 2, 2015.

During the year ended August 31, 2015, the Company incurred wages of $177,000 (2014 - $88,500), $112,000 (2014 - $52,000), $63,938 (2014 - $46,500) and $104,000 (2014 - $30,000) to the President, Chief Executive Officer and Director, Chief Operating Officer, the Executive Vice President of Business Operations, and the Executive Vice President of Fuel Cell Operations, respectively. As of August 31, 2015, unpaid wages of $577,576 (2014 - $229,038) was owing to the related parties and is included in accounts payable.

As of August 31, 2015, the Company owed notes payable of $75,000 (2014 - $50,000) to a former director of the Company. The notes are non-interest bearing, unsecured and due on demand.

During the year ended August 31, 2015, the Company issued 18,100,000 shares of the company’s common stock to the President, Chief Executive Officer and director for management fees rendered with a fair value of $1,629,000.

During the year ended August 31, 2015, the Company issued 8,500,000 shares of the company’s common stock to the Chief Operating Officer for management fees rendered with a fair value of $765,000.

During the year ended August 31, 2015, the Company issued 4,500,000 shares of the company’s common stock to the President, Chief Executive Officer and director for management fees rendered with a fair value of $405,000.

During the year ended August 31, 2015, the Company incurred consulting fees of $Nil (2014 - $23,000) to its former director and accounting fees of $Nil (2014 - $23,514) to its former director.

On November 6, 2014, Dallas Gray resigned from the Board of Directors for personal reasons and not the result of any adverse actions on behalf of the Company or Mr. Gray or any disagreement concerning the Company’s business. (see 8-K filed on November 12, 2014)

Dominovas Energy Corporation accepted the resignation of Darren Jacklin from its Board of Directors effective February 2, 2015. (see 8-K filed on February 5, 2015)

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We have been listed on the OTC Bulletin Board under the symbol “DNRG”. The following table sets forth the high and low bid price per share of our common stock for the periods presented.

Quarter Ended	High	Low

August 31, 2014	$0.70	$0.03
November 30, 2014	$0.30	$0.01
February 28, 2015	$0.20	$0.10
May 31, 2015	$0.40	$0.05
August 31, 2015	$0.339	$0.0035
November 30, 2015	$0.143	$0.037

Stockholders of Our Common Shares

As of December 14, 2015, there were 174,116,697 shares of our common stock outstanding.

Our shares of common stock are certificated. Our transfer agent for our common stock is the Nevada Agency and Trust Company at 50 West Liberty Street, Suite 880, Reno, NV 89501, Tel: 775-322- 0626 Fax: 775-322-5623

Dividend Policy

We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders

As of December 16, 2015, we have 195 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the board of directors deems relevant.

Transfer Agent

Our transfer agent is Nevada Agency and Transfer Company located at 650 W. Liberty Street, Suite 880, Reno, NV 89501. Their telephone number is 775-322-0626.

Securities Authorized For Issuance Under Equity Compensation Plans

On April 14, 2010, the Company adopted a stock option plan allowing the Company's directors to grant options to purchase up to 5,000,000 shares of the Company’s common stock pursuant to the terms and conditions of the stock option plan. As of this date, no such options have been granted.

Repurchase of Equity Securities by the Issuer and Affiliated Purchasers

On February 13, 2014, the holders of a debenture convertible into common stock of the Company contributed such debenture to the Company without consideration. No interest or principal was paid or will be payable on such debenture, and such debenture was not converted into common stock of the Company.

On February 20, 2014 Dallas Gray returned 4,495,734 shares of common stock of the Company for cancellation. Dallas Gray did not receive any consideration for the cancellation of his shares.

Reports to Shareholders

We file annual, quarterly, current reports, proxy statements and other information with the Securities and Exchange Commission. Such filings are available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits and any materials we file with the Commission may be read and copied, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission and state the address of that site ( http://www.sec.gov ). Our registration statement and other information we file with the SEC is available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

Currently, we have employment agreements with Neal Allen, Michael Watkins, and Dr. Shamiul Islam which are described below. We do not have compensation agreements in place with our directors. Compensation paid to officers, directors and consultants in the last two fiscal years are reflective in the chart below.

On February 20, 2014 we entered into a three-year employment agreement with Neal Allen, our Chairman, President and CEO, with the agreement becoming effective on March 1, 2014. Mr. Allen’s salary will be $177,000 per year, increasing by 25% eighteen months from the effective date. The agreement contains customary non-competition, non-solicitation and non-disclosure provisions.

On February 20, 2014 we also entered into a three-year employment agreement with Michael Watkins, our Chief Operating Officer (COO), with the agreement becoming effective on March 1, 2014. Mr. Watkins’ salary will be $104,000 per year, increasing by 25% eighteen months from the effective date. Mr. Watkins will receive a one-time advance of 7.5% of salary; subsequent salary payments will be adjusted to reflect the salary as advanced. The agreement contains customary non-competition, non-solicitation and non-disclosure provisions.

On February 20, 2014 the Company entered into a three-year employment agreement with Kerry Stewart, the Company’s former Executive Vice President of Business Operations, with the agreement becoming effective March 1, 2014. Mr. Stewart’s salary was $93,000 per year, increasing by 25% eighteen months from the effective date.  The agreement contained customary non-competition, non-solicitation and non-disclosure provisions. This agreement was terminated as disclosed on a Current Report on Form 8-K filed July 9, 2015. As at August 31, 2015, the Company has accrued a payable due, and has no further obligation under this agreement..

On May 1, 2014 we entered into a five-year employment agreement with Dr. Shamiul Islam, our Executive Vice President of Fuel Cell Operations, with the agreement becoming effective May 1m 2014.  Dr. Islam’s salary will be $112,000 per year.  The agreement contains customary non-competition, non-solicitation and non-disclosure provisions.

Summary Compensation Table

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;
(b)	executive officers who were serving as executive officers at the end of the years ended August 31, 2015 and 2014; and
(c)
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, for our year ended August 31, 2014, are set out in the following summary compensation table:

Name	Position	Year	Salary	Bonus	Stock Awards	Option	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation	All Other Compensation	Total

Neal Allen	President, CEO &	2015	177,000	0	0	0	0	0	0	177,000
	Director	2014	88,500	0	0	0	0	0	0	88,500

Michael Watkins	COO	2015	112,000	0	0	0	0	0	0	112,000
		2014	52,000	0	0	0	0	0	0	52,000

Kerry Stewart	Former EVP Operations	2015	63,938	0	0	0	0	0	0	63,938
		2014	46,500	0	0	0	0	0	0	46,500

Dr. Shamiul Islam	EVP Fuel Cell Oper.	2015	104,000	0	0	0	0	0	0	104,000
		2014	30,000	0	0	0	0	0	0	30,000

Dallas Gray	Former Director	2015	0	0	0	0	0	0	0	0
		2014	0	0	2,250,000	0	0	0	2,500	25,000

Darren Jacklin	Former Director	2015	0	0	0	0	0	0	0	0
		2014	0	0	0	0	0	0	0	0

Summary Equity Awards Table

There were no options granted or stock that has vested for our executive officers, pursuant to equity incentive plan awards, as of August 31, 2015.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DOMINOVAS ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

	November 30, 2015	August 31, 2015
ASSETS

Current Assets
Cash	$22,753	$64,157

Prepaids - non current	15,410	15,410
	$38,163	$79,567

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$468,191	$443,310
Accrued liabilities	620,366	577,576
Convertible debt	1,038,738	627,349
Notes payable	75,000	75,000
	2,202,295	1,723,235

Lease inducement	71,027	72,821
Total liabilities	2,273,322	1,796,056

Stockholders' deficit
Common stock $0.001 par value, 700,000,000 common shares authorized, 173,525,485 issued and outstanding at November 30, 2015 and 169,106,668 at August 31, 2015	173,523	169,104
Additional paid in capital	12,221,937	11,931,347
Accumulated deficit	(14,630,619)	(13,816,940)
	(2,235,159)	(1,716,489)
	$38,163	$79,567

The accompanying notes are an integral part of these consolidated financial statements

DOMINOVAS ENERGY CORPORATION

CONDOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended November 30,
	2015	2014
EXPENSES
Advertising and Marketing	$12,088	$-
Audit and accounting fees	9,770	-
Consulting fees	-	165,000
Insurance	1,764	3,882
Financing fees	27,260	165,000
Banking fees	1,170	1,199
Interest expense	13,119	-
Investor communications and transfer agent	5,822	3,487
Regulatory Filing Fees	3,000	1,643
Legal fees	15,000	15,855
Office and general administration	56,550	5,466
Salaries and management fees	98,250	116,000
Subcontractor fees	65,350	-
Travel and entertainment	82,757	5,895
Loss before other items	(391,900)	(483,427)

OTHER ITEMS
Income for Investment in Pro Eco	-	14,139
Loss on fair value of convertible debt	(421,779)	-
LOSS AND COMPREHENSIVE LOSS	$(813,679)	$(469,288)

Net loss per share - basic and diluted	$(0.00)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	169,457,230	92,748,439

The accompanying notes are an integral part of these consolidated financial statements

DOMINOVAS ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended November 30,
	2015	2014
Cash flows used in operating activities
Net loss	$(813,679)	$(469,288)
Non cash items
Financing costs	27,260	165,000
Consulting costs	-	165,000
Interest Expense	13,119	-
Lease inducement	(1,794)	-
Income from investment in Pro Eco	-	(14,139)
Change in fair value of debt	421,779	-
Changes in operating assets and liabilities
Prepaids	-	13,375
Accounts payable and accrued liabilities	67,671	109,805
Net cash used in operating activities	(285,644)	(30,247)

Cash flows from financing activities
Convertible Loans	244,240	-
Subscription Received	-	21,200
Issuance of common stock	-	5,000
Net cash provided by financing activities	244,240	26,200

Net decrease in cash	(41,404)	(4,047)
Cash, beginning	64,157	5,096
Cash, ending	$22,753	$1,049

The accompanying notes are an integral part of these consolidated financial statements

DOMINOVAS ENERGY CORPORATION

NOTES TO FINANCIAL STATEMENTS
November 30, 2015

1. BASIS OF PRESENTATION

Dominovas Energy Corporation (the "Company") was incorporated on February 2, 2005 under the laws of the State of Nevada and is in the business of developing fuel cell and alternative energy projects.

The following interim unaudited financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles for interim financial information and with the rules and regulations of the Securities and Exchange Commission ("SEC").

Accordingly these financial statements do not include all of the disclosures required by United States Generally Accepted Accounting Principles (“US GAAP”) for complete financial statements. These interim unaudited financial statements should be read in conjunction with the Company's audited financial statements for the year ended August 31, 2015. In the opinion of management, the interim unaudited financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results of the interim period presented. Operating results for the three month period ended November 30, 2015 are not necessarily indicative of the results that may be expected for the year ending August 31, 2016.

2. RECENT ACCOUNTING PRONOUNCEMENTS

Recent pronouncements with future effective dates are either not applicable or are not expected to be significant to the financial statement of the Company.

3. RELATED PARTY TRANSACTIONS

During the three months ended November 30, 2015, the Company incurred wages of $Nil (November 30, 2014 - $23,250),  $28,000 (November 30, 2014 - $22,500), $26,000 (November 30, 2014 - $26,000) and $44,250 (November 30, 2014 - $44,250) to the Executive Vice President of Business Operations, the Executive Vice President of Fuel Cell Operations, the Chief Operating Officer and the President and Chief Executive Officer of the Company, respectively. As of November 30, 2015, unpaid wages of $620,366 (August 31, 2015 - $577,576) were owed to the related parties and are included in accrued liabilities.

As of November 30, 2015, the Company owed notes payable of $75,000 (August 31, 2015 - $75,000) to a former director of the Company.  The notes are non-interest bearing, unsecured and due on demand.

4. CONVERTIBLE DEBT

Details of the Company’s convertible notes are as follows:

a)
On September 11, 2015, the Company issued a convertible unsecured note in the amount of $95,000 (including $11,000 of finance fees). The note carries an interest rate of 12% (22% default rate), and is due on June 11, 2016. The lender may convert the note at a conversion price equal to the average of the three lowest closing bid prices for the common stock for twenty trading days ending on the trading day immediately before conversion multiplied by 50% at any time after the maturity day.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	125% of principal plus accrued interest
31 – 60 days	130% of principal plus accrued interest
61 – 90 days	135% of principal plus accrued interest
91 – 120 days	140% of principal plus accrued interest
121 – 150 days	145% of principal plus accrued interest
151 – 180 days	150% of principal plus accrued interest

As at November 30, 2015, this note had a fair value of $128,250 determined based on the amount the Company would settle this note by prepayment.

b)
On September 29, 2015, the Company issued a convertible unsecured note in the amount of $150,000 (including $14,760 of finance fees). The note carries an interest rate of 10% (18% default rate), and is due on March 29, 2016 (“Maturity Date”).

The Company may prepay the loan up to 180 days after its issuance, will approval from the lender, with the following penalties:

Number of days after issuance	Penalty

Any time before Maturity	150% of principal plus accrued interest

The entire loan may be converted into shares of the Company's common stock, at a conversion price for each share equal to the three lowest closing bid prices for the common stock for the twenty trading days ending on the trading day immediately before the conversion date multiplied by 60% at any time after the Maturity Date.

As at November 30, 2015, this note had a fair value of $285,737.

c)
On October 27, 2014, the Company issued a convertible note in the amount of $165,000 in exchange for consulting services rendered. The note is non-interest bearing, due on October 27, 2015, and is unsecured.

The loan may be converted into the Company's common stock, at a conversion price for each share equal to the lowest closing bid price for the common stock for the thirty trading days ending on the trading day immediately before the conversion date multiplied by 50% at any time after April 28, 2015.

During the year ended August 31, 2015, $106,650 was converted into 43,314,479 common shares of the Company.

As at November 30, 2015, the principal remaining of this note was $58,250 with a fair value of $178,230.

d)
On March 19, 2015, the Company entered into an agreement for two convertible notes in the amount of $26,500 each. The first note was issued in March 2015, for proceeds of $25,000 (net of $1,500 of financing fees), bears interest at 8%, and is due on March 19, 2016. The second note was paid for by the issuance of an offsetting $26,500 secured note issued to the Company. The second $26,500 note was issued and received in cash on November 13, 2015.

The lender may convert the entire loan amount into shares of the Company's common stock, at a conversion price for each share equal to the lowest closing bid price for the common stock for the twenty trading days ending on the trading day immediately before the conversion date multiplied by 50% at any time. The first note is convertible into shares after the second note has been received by the Company.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	118% of principal plus accrued interest
31 – 60 days	124% of principal plus accrued interest
61 – 90 days	130% of principal plus accrued interest
91 – 120 days	136% of principal plus accrued interest
121 – 150 days	142% of principal plus accrued interest
151 – 180 days	148% of principal plus accrued interest

The fair value of the loan as at November 30, 2015, determined based on the amount the Company would settle the note by prepayment, was $31,270.

During the three months ended November 30, 2015, the Company issued 1,214,681 common stock with a fair value of $80,332 on conversion of the note issued in March 2015.

e)
On April 30, 2015, the Company issued a convertible unsecured note in the amount of $62,000 and a $7,000 financing fee was incurred with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on January 30, 2016.

During the year ended August 31, 2015, $2,507 of interest was accrued on this loan. The fair value of the loan (including accrued interest) as at August 31, 2015 was $92,407.

During the three month period ended November 30, 2015, the Company issued 3,204,136 common stock with a fair value of $214,667 on conversion of this convertible debt.

f)
On June 10, 2015, the Company issued a convertible unsecured note in the amount of $58,000 and a $8,000 financing fee was accrued with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on March 10, 2016.

The fair value of the loan (including accrued interest) as at November 30, 2015 was $84,100.

g)
On July 6, 2015, the Company issued a convertible unsecured note in the amount of $85,500. $10,500 financing fees has been incurred with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on April 6, 2016.

The fair value of the loan (including accrued interest) as at November 30, 2015 was $123,975.

h)
On July 10, 2015, the Company issued a convertible unsecured note in the amount of $85,500. $10,500 financing fee was incurred with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on May 10, 2016.

The fair value of the loan (including accrued interest) as at November 30, 2015 was $119,700.

The Company may prepay the loans e) – h) above up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	125% of principal plus accrued interest
31 – 60 days	130% of principal plus accrued interest
61 – 90 days	135% of principal plus accrued interest
91 – 120 days	140% of principal plus accrued interest
121 – 150 days	145% of principal plus accrued interest
151 – 180 days	150% of principal plus accrued interest

The loans e) – h) above may be converted into shares of the Company's common stock, at a conversion price for each share equal to the average of the three lowest closing bid prices for the common stock for the ten trading days ending on the trading day immediately before the conversion date multiplied by 50% at any time after each respective maturity date.

As the value of the shares under the conversion option is greater than the face value of the debt, the Company has recognized the lesser of the amount if it can settle the note by prepayment and the value of the shares issuable on conversion.

i)	On June 30, 2015, the Company issued a convertible unsecured note in the amount of $50,000. The note carries an interest rate of 10% (18% default rate), and is due on March 26, 2016.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 60 days	125% of principal plus accrued interest
61 – 120 days	130% of principal plus accrued interest
121 – 180 days	135% of principal plus accrued interest

The lender may convert the entire loan amount into shares of the Company's common stock, at a conversion price for each share equal to the three (3) lowest closing bid prices for the common stock for the ten trading days ending on the trading day immediately before the conversion date multiplied by 65%.

The fair value of the loan (including accrued interest) as at November 30, 2015, was determined based on the amount the Company would settle the note by prepayment, was $67,500.

As at November 30, 2015, the accrued interest relating to these convertible notes was $19,976.

5. COMMON STOCK

Authorized: 700,000,000 common shares.

Issued and outstanding: 173,525,485 common shares.

On August 14, 2015, the Company increased its authorized common shares to 700,000,000 shares from 200,000,000 share.

The Company has a stock option plan (the “2010 Plan”) allowing the Company's directors to grant up to 5,000,000 stock options. The 2010 Plan allows the Company to grant options to its officers, directors and employees. In addition, the Company may grant options to individuals who act as consultants to the Company. Pursuant to the terms and conditions of the 2010 Plan, the exercise price for the stock options must be no less than: 100% of the fair market value of the common stock on the date of grant for participants that hold less than 10% of the Company's outstanding common stock; and 110% of the fair market value of the common stock on the date of grant for participants that hold 10% or more of the Company's outstanding common stock.  Options will vest at the discretion of the plan administrator.

As of November 30, 2015, no options have been granted.

During the period ended November 30, 2015, the company had the following share transactions:

a)	Issued 1,214,681 shares with a fair value of $80,332 to extinguish convertible debt of $26,500 plus accrued interest of $1,241.
b)	Issued 3,204,136 shares with a fair value of $214,667 to extinguish convertible debt of $62,000.

6. COMMITMENTS

The Company entered into a lease agreement for a term of five years ending October 31, 2019. Under the agreement, the Company is committed to the following rent payments:

Dates	Amount

December 1, 2015 to August 31, 2016	$123,380
September 1, 2016 to August 31, 2017	169,441
September 1, 2017 to August 31, 2018	174,524
September 1, 2018 to August 31, 2019	179,760
September 1, 2019 to October 31, 2019	30,160
Total	$677,235

Under the agreement, the Company also had to incur $125,000 in leasehold improvements by September 30, 2014. As of the date of these financial statements, the Company has not yet incurred the required expenditures and the lease is in default.

On March 1, 2014, the Company entered into an employment agreement with the President and Chief Executive Officer of the Company. Under the agreement, the Company will pay an annual salary of $177,000 for 18 months with a 25% increase after 18 months. The agreement will be in effect for 3 years.

On March 1, 2014, the Company entered into an employment agreement with the Chief Operating Officer of the Company. Under the agreement, the Company will pay an annual salary of $104,000 for 18 months with a 25% increase after 18 months. The agreement will be in effect for 3 years.

On March 1, 2014, the Company entered into an employment agreement with the former Executive Vice President of Business Operations of the Company. Under the agreement, the Company will pay an annual salary of $93,000 for 18 months with a 25% increase after 18 months. This agreement was terminated during the year ended August 31, 2015. As at November 30, 2015, the Company has accrued $93,505, and has no further commitment under this agreement.

On March 1, 2014, the Company entered into an employment agreement with the Executive Vice President of Fuel Cell Operations of the Company. Under the agreement, the Company will pay an annual salary of $112,000. The agreement will be in effect for 5 years.

7. SUBSEQUENT EVENTS

Subsequent to the period ended November 30, 2015:

a)
On December 9, 2015, the Company issued a convertible unsecured note in the amount of $100,000 (including $10,000 of finance fees). The note carries an interest rate of 12% (22% default rate), and is due on September 9, 2016. The lender may convert the note at a conversion price equal to the average of the three lowest closing bid prices for the common stock for twenty trading days ending on the trading day immediately before conversion multiplied by 53% at any time after the maturity day.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	125% of principal plus accrued interest
31 – 60 days	130% of principal plus accrued interest
61 – 90 days	135% of principal plus accrued interest
91 – 120 days	140% of principal plus accrued interest
121 – 150 days	145% of principal plus accrued interest
151 – 180 days	150% of principal plus accrued interest

b)	On December 12, 2015, the Company issued 647,576 common shares on conversion of $13,250 of principal convertible debt and $90 of accrued interest.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Dominovas Energy Corporation

We have audited the accompanying consolidated balance sheets of Dominovas Energy Corporation (the “Company”) as of August 31, 2015 and 2014 and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on these audits, these consolidated financial statements present fairly, in all material respects, the financial position of Dominovas Energy Corporation as of August 31, 2015 and 2014 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 10 to the consolidated financial statements, the 2014 financial statements, as originally issued, have been restated to correct a misstatement.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company's ability to continue as a going concern.  Management's plans in this regard are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DALE MATHESON CARR-HILTON LABONTE LLP

DALE MATHESON CARR-HILTON LABONTE LLP
     CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada
November 30, 2015

Dominovas Energy Corporation
Consolidated Balance Sheets
(Expressed in US dollars)

	August 31, 2015	August 31, 2014
ASSETS

Current assets
Cash	$64,157	$5,096
Prepaids	-	16,531
	64,157	21,627

Prepaids – non current	15,410	15,410
	$79,567	$37,037

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$443,310	$215,727
Accrued liabilities	577,576	229,038
Convertible debt	627,349	-
Notes payable	75,000	50,000
	1,723,235	494,765

Lease inducement	72,821	51,640
Total liabilities	1,796,056	546,405

Stockholders' deficit
Common stock $0.001 par value, 700,000,000 common shares authorized,
169,106,668 issued and outstanding at August 31, 2015 and 90,527,200 at August 31, 2014	169,104	90,525
Additional paid in capital	11,931,347	5,955,334
Accumulated deficit	(13,816,940)	(6,555,227)
	(1,716,489)	(509,368)
	$79,567	$37,037

The accompanying notes are an integral part of these consolidated financial statements.

Dominovas Energy Corporation
Consolidated Statements of Operations
(Expressed in US dollars)

	Year ended August 31,
	2015	2014
EXPENSES
Advertising and marketing	$16,510	$4,540
Audit and accounting fees	18,324	60,120
Consulting fees	198,250	43,750
Directors' fees	-	25,000
Financing fees	37,500	-
Foreign exchange loss	-	4,087
Interest expense	8,098	16,712
Investor communications and transfer agent	36,090	11,711
Legal fees	65,950	208,659
Office and general administration	285,875	101,812
Salaries and management fees	3,297,365	217,000
Travel and entertainment	66,065	70,341
Loss before other items	(4,030,027)	(763,732)

OTHER ITEMS
Gain on settlement of debt	-	140,000
Change in fair value of convertible debt	(3,231,686)	-
Write-off of intangible assets	-	(513,652)
Write-off of investments	-	(208,788)

LOSS AND COMPREHENSIVE LOSS	$(7,261,713)	$(1,346,172)

Net loss per share - basic and diluted	$(0.07)	$(0.01)

Weighted average number of shares outstanding - basic and diluted	100,298,324	92,748,439

The accompanying notes are an integral part of these consolidated financial statements

Dominovas Energy Corporation
Consolidated Statement of Stockholders' Deficit
(Expressed in US dollars)

	Common Stock		Obligation	Additional
	Number of		to Issue	Paid-in	Accumulated
	Shares	Amount	Shares	Capital	Deficit	Total

BALANCE AT AUGUST 31, 2013	33,944,068	$33,942	$150,000	$4,818,940	$(5,359,055)	$(356,173)

Stock issued for cash	4,828,866	4,829	-	169,988	-	174,817
Stock issued under debt conversion	3,000,000	3,000	-	72,000	-	75,000
Stock issued for services	4,250,000	4,250	-	38,250	-	42,500
Stock issued for acquisition of Pro Eco	4,000,000	4,000	-	194,788	-	198,788
Cancellation of stock	(4,495,734)	(4,496)	-	4,496	-	-
Forgiveness of obligation to issue stock	-	-	(150,000)	-	150,000	-
Stock issued for acquisition of Dominovas Energy LLC	45,000,000	45,000	-	405,000	-	450,000
Gain on forgiveness of related party debt	-	-	-	251,872	-	251,872
Net loss	-	-	-	-	(1,346,172)	(1,346,172)
BALANCE AT AUGUST 31, 2014	90,527,200	90,525	-	5,955,334	(6,555,227)	(509,368)

Stock issued for cash	2,564,989	2,565	-	72,092	-	74,657
Stock issued under debt conversion	44,314,479	44,314	-	3,100,621	-	3,144,935
Stock issued for services	31,700,000	31,700	-	2,803,300	-	2,835,000
Net loss	-	-	-	-	(7,261,713)	(7,261,713)

BALANCE AT AUGUST 31, 2015	169,106,668	$169,104	$-	$11,931,347	$(13,816,940)	$(1,716,489)

The accompanying notes are an integral part of these consolidated financial statements.

Dominovas Energy Corporation
Consolidated Statements of Cash Flows
(Expressed in US dollars)

	Year ended August 31,
	2015	2014
Cash flows used in operating activities
Net loss	$(7,261,713)	$(1,346,172)
Non-cash items
Financing costs	37,500	-
Interest Expense	8,098	11,711
Lease inducement	21,181	51,640
Gain on settlement of debt	-	(140,000)
Change in fair value of convertible debt	3,231,686	-
Stock and convertible debt issued for services	3,000,000	42,500
Write-down of investment	-	208,788
Write-off of intangible asset	-	513,652
Changes in operating assets and liabilities
Prepaids	16,531	(28,785)
Accounts payable and accrued liabilities	576,121	477,021
Net cash used in operating activities	(370,596)	(209,645)

Cash flows from financing activities
Repayment of bank overdraft	-	(76)
Convertible debt	330,000	-
Notes payable	25,000	50,000
Issuance of common stock	74,657	174,817
Net cash provided by financing activities	429,567	224,741

Cash flows used in investing activities
Investment in Pro Eco	-	(10,000)
Net cash used in investing activities	-	(10,000)

Net increase in cash	59,061	5,096
Cash, beginning	5,096	-
Cash, ending	$64,157	$5,096

Non-cash financing and investing activities
Forgiveness of debt	$-	$140,000
Loans converted to common shares	3,144,935	75,000
Issuance of stock for acquisition of Dominovas Energy LLC	-	450,000
Issuance of stock for acquisition of Pro Eco	-	198,788

The accompanying notes are an integral part of these consolidated financial statements.

Dominovas Energy Corporation
Notes to the Consolidated Financial Statements
August 31, 2015
(Expressed in US dollars)

1. ORGANIZATION AND NATURE OF OPERATIONS

Dominovas Energy Corporation (the "Company") was incorporated on February 2, 2005 under the laws of the State of Nevada and is in the business of developing fuel cell and alternative energy projects.

On November 29, 2013, the Company acquired 41% of Pro Eco Energy Ltd. (“Pro Eco”) in exchange for 4,000,000 of the Company’s common shares.  Pro Eco is a private company located in Summerland, B.C, Canada in the business of providing energy efficient heating, ventilation and air conditioning (“HVAC”) systems for commercial.  On December 2, 2013, the Company entered into an agreement to acquire an additional 8.25% of Pro Eco. Subsequent to year end, the Company divested from Pro Eco (Note 3).

On February 20, 2014, the Company acquired 100% of Dominovas Energy LLC. (the “Subsidiary”), which is developing a fuel cell system (Note 9).  On February 24, 2014, the Subsidiary changed its name to Dominovas Technologies LLC (“Dominovas Technologies”).

GOING CONCERN
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of August 31, 2015, the Company has not achieved profitable operations and has accumulated a deficit of $13,816,490. Continuation as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet obligations and pay its liabilities arising from normal business operations when they come due and ultimately upon its ability to achieve profitable operations. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern. These adjustments could be material. Management intends to obtain additional funding by borrowing funds from its directors and officers, issuing promissory notes and convertible debt and/or a private placement of common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION
The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America and are presented in US dollars. The consolidated financial statements include the accounts of Dominovas Energy Corporation and its wholly-owned subsidiary, Dominovas Technologies. On consolidation, all intercompany balances and transactions are eliminated.

USE OF ESTIMATES AND ASSUMPTIONS
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions  that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the  circumstances, the results of which form the basis from making judgments about the carrying values of assets and  liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

FOREIGN CURRENCY TRANSLATION
Foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenues and expenses are translated at average rates of exchange during the period. Related translation adjustments as well as gains or losses resulting from foreign currency transactions are reported as a component of general and administrative expenses on the consolidated statement of operations.

The Company uses the temporal method to translate the accounts of its integrated operations into US dollars.  Monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date.  Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at average rates for the period, except for amortization, which is translated on the same basis as the related asset.  The resulting exchange gains or losses are recognized in net loss.

FINANCIAL INSTRUMENTS AND FAIR VALUE MEASURES
ASC 820, "Fair Value  Measurements  and  Disclosures"  ("ASC 820"),  requires an entity  to  maximize  the  use of  observable  inputs  and  minimize  the use of unobservable  inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1:	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2:
Level 2 applies to assets or  liabilities  for which there are inputs other than quoted  prices that are  observable  for the asset or  liability  such as quoted prices for similar assets or liabilities  in active  markets;  quoted prices for identical  assets  or  liabilities  in  markets  with  insufficient   volume  or infrequent  transactions (less active markets);  or model-derived  valuations in which significant  inputs are observable or can be derived  principally from, or corroborated by, observable market data.

Level 3:	Level 3 applies to assets or liabilities for which there are no observable inputs to the valuation methodology that are relevant to the measurement of the fair value of the assets or liabilities.

The Company's financial instruments consist of cash, accounts payable, notes payable, and convertible debt. Pursuant to ASC 820, the fair value of cash and convertible notes are determined based on "Level 1" inputs.  The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

INCOME TAXES
Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

LOSS PER SHARE
Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options, and convertible notes to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options, and convertible notes.

RECENT ACCOUNTING PRONOUNCEMENTS
The following are recent FASB accounting pronouncements, which may have an impact on the Company's future financial statements:

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This ASU is intended to define management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Specifically, ASU 2014-15 provides a definition of the term substantial doubt and requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). It also requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans and requires an express statement and other disclosures when substantial doubt is not alleviated. The new standard will be effective for annual reporting periods, including interim periods within those annual periods, beginning after December 15, 2016, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. INTEREST IN PRO ECO ENERGY

On November 29, 2013, the Company acquired 41% of Pro Eco in exchange for 4,000,000 of the common shares with a fair value of $198,788 (Note 5).

On December 2, 2013, the Company entered into an agreement with Enertopia Corp. ("Enertopia") to acquire an additional 8.25% of Pro Eco in exchange for $40,000 (unpaid).

The Company was accounting for the investment using the cost method as the Company is not able to exercise significant influence over Pro Eco.

During the year ended August 31, 2014, the Company reduced the carrying value of the investment to $Nil and, subsequent to August 31, 2015, management divested of Pro Eco Energy.

4. CONVERTIBLE DEBT

The following transactions occurred during the year ended August 31, 2015:

a)
On October 27, 2014, the Company issued a convertible note in the amount of $165,000 in exchange for consulting services rendered. The note is non-interest bearing, due on October 27, 2015, and is unsecured.

The loan may be converted into the Company's common stock, at a conversion price for each share equal to the lowest closing bid price for the common stock for the thirty trading days ending on the trading day immediately before the conversion date multiplied by 50% at any time after April 28, 2015.

During the year ended August 31, 2015, $106,650 was converted into 43,314,479 common shares of the Company.

As at August 31, 2015, the principal remaining of this note was $58,250 with a fair value of $128,806.

b)
On March 19, 2015, the Company entered into an agreement for two convertible notes in the amount of $26,500 each. The first note was issued in March 2015, for proceeds of $25,000 (net of $1,500 of financing fees), bears interest at 8%, and is due on March 19, 2016. The second note was paid for by the issuance of an offsetting $26,500 secured note issued to the Company. The second $26,500 note was issued and received in cash on November 13, 2015.

The lender may convert the entire loan amount into shares of the Company's common stock, at a conversion price for each share equal to the lowest closing bid price for the common stock for the twenty trading days ending on the trading day immediately before the conversion date multiplied by 50% at any time. The first note is convertible into shares after the second note has been received by the Company.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	118% of principal plus accrued interest
31 – 60 days	124% of principal plus accrued interest
61 – 90 days	130% of principal plus accrued interest
91 – 120 days	136% of principal plus accrued interest
121 – 150 days	142% of principal plus accrued interest
151 – 180 days	148% of principal plus accrued interest

During the year ended August 31, 2015, $958 of interest was accrued on this loan. The fair value of the loan as at August 31, 2015, determined based on the amount the Company would settle the note by prepayment,  was $40,178.

Subsequent to year end, the Company issued 1,214,681 common stock on conversion of $26,500 of principal and $1,241 of accrued interest.

c)
On April 30, 2015, the Company issued a convertible unsecured note in the amount of $62,000 and a $7,000 financing fee was incurred with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on January 30, 2016.

During the year ended August 31, 2015, $2,507 of interest was accrued on this loan. The fair value of the loan (including accrued interest) as at August 31, 2015 was $92,407.

Subsequent to year end, the Company issued 3,204,136 common stock on conversion of $62,000 of principal convertible debt.

d)
On June 10, 2015, the Company issued a convertible unsecured note in the amount of $58,000 and a $8,000 financing fee was accrued with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on March 10, 2016.

During the year ended August 31, 2015, $1,565 of interest was accrued on this loan. The fair value of the loan (including accrued interest) as at August 31, 2015 was $79,865.

e)
On July 6, 2015, the Company issued a convertible unsecured note in the amount of $85,500. $10,500 financing fees has been incurred with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on April 6, 2016.

During the year ended August 31, 2015, $1,574 of interest was accrued on this loan. The fair value of the loan (including accrued interest) as at August 31, 2015 was $112,724.

f)
On July 10, 2015, the Company issued a convertible unsecured note in the amount of $85,500. $10,500 financing fee was incurred with respect to this note. The note carries an interest rate of 12% (22% default rate), and is due on May 10, 2016.

During the year ended August 31, 2015, $590 of interest was accrued on this loan. The fair value of the loan (including accrued interest) as at August 31, 2015 was $107,465.

The Company may prepay the loans c) – f) above up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	125% of principal plus accrued interest
31 – 60 days	130% of principal plus accrued interest
61 – 90 days	135% of principal plus accrued interest
91 – 120 days	140% of principal plus accrued interest
121 – 150 days	145% of principal plus accrued interest
151 – 180 days	150% of principal plus accrued interest

The loans c) – f) above may be converted into shares of the Company's common stock, at a conversion price for each share equal to the average of the three lowest closing bid prices for the common stock for the ten trading days ending on the trading day immediately before the conversion date multiplied by 50% at any time after each respective maturity date.

As the value of the shares under the conversion option is greater than the face value of the debt, the Company has recognized the lesser of the amount if it can settle the note by prepayment and the value of the shares issuable on conversion.

g)	On June 30, 2015, the Company issued a convertible unsecured note in the amount of $50,000. The note carries an interest rate of 10% (18% default rate), and is due on March 26, 2016.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 60 days	125% of principal plus accrued interest
61 – 120 days	130% of principal plus accrued interest
121 – 180 days	135% of principal plus accrued interest

The lender may convert the entire loan amount into shares of the Company's common stock, at a conversion price for each share equal to the three (3) lowest closing bid prices for the common stock for the ten trading days ending on the trading day immediately before the conversion date multiplied by 65%.

During the year ended August 31, 2015, $904 of interest was accrued on this loan. The fair value of the loan (including accrued interest) as at August 31, 2015, was determined based on the amount the Company would settle the note by prepayment, was $65,904.

The following transactions occurred during the year ended August 31, 2014:

On May 22, 2013, the Company entered into an agreement whereby a convertible debenture (the “Debenture"), in the amount of $140,000, was issued. On February 11, 2014, the Debenture holder agreed to cancel the Debenture and waived any and all obligation of the Company to pay the debenture or issue the shares.  As a result, a gain on the forgiveness of the debenture of $140,000 and a charge against deficit on the forgiveness of the obligation to issue shares of $150,000 has been recognized for the year ended August 31, 2014.

5. COMMON STOCK

Authorized: 700,000,000 common shares.

Issued and outstanding: 169,106,688 common shares.

On August 14, 2015, the Board of Directors of the Company (“Board of Directors”) approved an increase in Authorized shares to 700,000,000 shares from 200,000,000 shares and the Preferred Stock Amendment (collectively the “Actions”), recommending to the majority shareholders that they approve the Actions. On August 14, 2015, the majority shareholders approved the Actions.

The Company has a stock option plan (the “2010 Plan”) allowing the Company's directors to grant up to 5,000,000 stock options. The 2010 Plan allows the Company to grant options to its officers, directors and employees. In addition, the Company may grant options to individuals who act as consultants to the Company. Pursuant to the terms and conditions of the 2010 Plan, the exercise price for the stock options must be no less than: 100% of the fair market value of the common stock on the date of grant for participants that hold less than 10% of the Company's outstanding common stock; and 110% of the fair market value of the common stock on the date of grant for participants that hold 10% or more of the Company's outstanding common stock.  Options will vest at the discretion of the plan administrator.

As of August 31, 2015 and 2014 no options had been granted.

During the year ended August 31, 2015, the Company had the following share transactions:

a)	Issued 18,100,000 shares to Neal Allen, Chairman and CEO for management fees, valued at $1,629,000;

b)	Issued 8,500,000 shares to Michael Watkins, COO for management fees, valued at $765,000;

c)	Issued 4,500,000 shares to Spero Plavoukos, a director of the Company for management fees, valued at $405,000;

d)	Issued 500,000 shares for corporate finance consulting fees, valued at $30,000;

e)	Issued 100,000 shares for legal fees, valued at $6,000.

f)	Issued 126,000 shares at $0.25 per share for gross proceeds of $31,500;

g)	Issued 80,000 shares at $0.15 per share for gross proceeds of $12,000;

h)	Issued 6,667 shares at $0.30 per share for gross proceeds of $2,000;

i)	Issued 8,572 shares at $0.35 per share for gross proceeds of $3,000.

j)	Issued 2,343,750 shares for gross proceeds of $26,157, valued at $0.01 per share.

k)	Issued 5,000,000 shares with a fair value of $373,200 to extinguish convertible debt of $16,750;

l)	Issued 611,177 shares with a fair value of $51,950 to extinguish convertible debt of $12,224; and

m)	Issued 38,703,302 shares with a fair value of $2,719,785 to extinguish convertible debt of $77,776.

During the year ended August 31, 2014, the Company has the following share issuances:

a)	On December 1, 2013, the Company issued 1,000,000 shares to a director of the Company for consulting services rendered. The fair value of the shares is $10,000.

b)	On December 1, 2013, the Company issued 1,000,000 shares to a director of the Company for consulting services rendered. The fair value of the shares is $10,000.

c)	On December 1, 2013, the Company issued 2,250,000 shares to directors of the Company for directors’ fees. The fair value of the shares is $22,500.

d)	On December 6, 2013, the Company issued 3,016,666 shares at $0.01 per share for gross proceeds of $30,167.

e)	On December 15, 2013, the Company issued the 4,000,000 shares for the acquisition of 41% of Pro Eco. The estimated fair value of the shares on issuance was $198,788 (Note 3).

f)
On December 20, 2013, the Company issued 3,000,000 shares to settle debt of $75,000 owing to an officer of the Company and to the President and CEO of the Company. The fair value of the shares was $30,000. The gain on the settlement of the debt of $45,000 has been recorded as additional paid in capital.

g)	On January 22, 2014, the Company issued 1,285,000 shares at $0.01 per share for gross proceeds of $12,850.

h)
On February 20, 2014, the Company acquired 100% of Dominovas Energy LLC in exchange for 45,000,000 of the Company’s common shares.  The estimated fair value of the shares on issuance was $450,000 (Note 9).

i)	On February 20, 2014, a director of the Company cancelled 4,495,734 shares owned by the President and CEO of the Company.

j)	On May 15, 2014, the Company issued 467,200 shares at $0.25 per share for gross proceeds of $116,800.

k)	On August 31, 2014, the Company issued 60,000 shares at $0.25 per share for gross proceeds of $15,000.

6. RELATED PARTY TRANSACTIONS

Amounts due to related parties at August 31, 2015 and 2014 included in accrued liabilities:

	August 31, 2015	August 31, 2014

Due to the President, Chief Executive Officer and Director	$215,879	$96,830
Due to the Chief Operating Officer	129,329	63,329
Due to the former Executive Vice President of Business Operations	93,506	37,517
Due to the Executive Vice President of Fuel Cell Operations	116,833	9,333
Due to the Director	22,029	22,029
	$577,576	$229,038

The amounts are unsecured, non-interest bearing and due on demand.

During the years ended August 31, 2015 and 2014, the Company incurred the following expenses with related parties:

	August 31, 2015	August 31, 2014

Salary incurred to the President, Chief Executive Officer and director	$177,000	$88,500
Salary incurred to the Chief Operating Officer	112,000	52,000
Salary incurred to the former Executive Vice President of Business Operations	63,938	46,500
Salary incurred to the Executive Vice President of Fuel Cell Operations	104,000	30,000
18,100,000 shares issued for management fees to the President, Chief Executive Officer and director	1,629,000	-
8,500,000 shares issued for management fees to the Chief Operating Officer	765,000	-
4,500,000 shares issued for management fees to a director	405,000	-
Consulting fees incurred to a former director	-	23,000
Accounting fees incurred to a former director	-	23,514
	$3,255,938	$263,514

As of August 31, 2015, the Company owed notes payable of $75,000 (2014 - $50,000) to a former director of the Company. The notes are non-interest bearing, unsecured and due on demand.

7. INCOME TAXES

As of August 31, 2015, the Company had accumulated non-capital loss carry-forwards of approximately $9,334,000. These losses are available to reduce taxable income in future taxation years and expire between 2031-2035 after a carry-forward period of 20 years. The Company is required to compute the deferred tax benefits from non-capital loss carrying-forwards. However, due to the uncertainty of realization of these loss carry-forwards, a full valuation allowance has been provided against this deferred tax asset.

	August 31, 2015	August 31, 2014

Net loss	$(7,261,713)	$(1,346,172)
Statutory tax rate	35%	35%
Expected income tax recovery	(2,542,000)	(471,160)
Non-deductible meals and entertainment	2,000	-
Other	1,145,000	192,556
Change in valuation allowance	1,395,000	278,604
Income tax recovery	$-	$-

At August 31, 2015 and 2014, the components of the deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are shown below:

	August 31, 2015	August 31, 2014

Non-capital losses	$9,288,000	$5,303,000
Statutory tax rate	35%	35%
Total deferred tax assets	3,251,000	1,856,000
Unrecognized deferred tax assets	(3,251,000)	(1,856,000)
Net deferred tax assets	$-	$-

8. COMMITMENTS

The Company entered into a lease agreement for a term of five years ending October 31, 2019. Under the agreement, the Company is committed to the following rent payments:

Dates	Annual Amount

September 1, 2015 to August 31, 2016	$164,506
September 1, 2016 to August 31, 2017	169,441
September 1, 2017 to August 31, 2018	174,524
September 1, 2018 to August 31, 2019	179,760
September 1, 2019 to October 31, 2019	30,160
Total	$718,391

Under the agreement, the Company also had to incur $125,000 in leasehold improvements by September 30, 2014. As of the date of these financial statements, the Company has not yet incurred the required expenditures and the lease is in default.

On March 1, 2014, the Company entered into an employment agreement with the President and Chief Executive Officer of the Company. Under the agreement, the Company will pay an annual salary of $177,000 for 18 months with a 25% increase after 18 months. The agreement will be in effect for 3 years.

On March 1, 2014, the Company entered into an employment agreement with the Chief Operating Officer of the Company. Under the agreement, the Company will pay an annual salary of $104,000 for 18 months with a 25% increase after 18 months. The agreement will be in effect for 3 years.

On March 1, 2014, the Company entered into an employment agreement with the former Executive Vice President of Business Operations of the Company. Under the agreement, the Company will pay an annual salary of $93,000 for 18 months with a 25% increase after 18 months. This agreement was terminated during the year ended August 31, 2015. As at August 31, 2015, the Company has accrued $93,505 (Note 6), and has no further commitment under this agreement.

On March 1, 2014, the Company entered into an employment agreement with the Executive Vice President of Fuel Cell Operations of the Company. Under the agreement, the Company will pay an annual salary of $112,000. The agreement will be in effect for 5 years.

9. ACQUISITION OF DOMINOVAS ENERGY LLC

On February 20, 2014, the Company acquired 100% of Dominovas Technologies by issuing 45,000,000 of its common stock with a fair value of $450,000. At the date of the acquisition, Dominovas Technologies had net liabilities of $63,652 and the Company recognized goodwill of $513,652 on the acquisition. As Dominovas Technologies has not commenced operations or earned any revenues to date, management has determined goodwill to be impaired and has written off the entire amount as of August 31, 2014.

10. RESTATEMENT OF PRIOR YEAR FINANCIAL STATEMENTS

During the preparation of the financial statements for the year ended August 31, 2014, management identified a potential default in a lease agreement which indicated that the Company would permanently cease to use the premises; therefore an accrual was made to recognize the losses under the onerous contract. Subsequent to the year ended August 31, 2014, it was determined that the accrual was unnecessary as the Company has not abandoned the lease and are still using the premises. A lease inducement has also been recognized, representing rental discount received during the year.

During the preparation of the financial statements for the year ended August 31, 2014, management used the equity method to account for its investment in Pro Eco (Note 3); however, because management does not exert significant influence, management subsequently determined that the cost method would be more appropriate.

The net effect of these adjustments are that assets decreased by $192,906 and liabilities decreased by $800,441 which lead to a $607,535 decrease in net loss.

	As previously reported	Change	Restated
Consolidated Balance Sheet:
Investment in Pro Eco	$192,906	$(192,906)	$-
Total Assets	$229,943	$(192,906)	$37,037
Accrued liabilities	$1,015,031	$(852,081)	$162,950
Lease inducement	$-	$51,640	$51,640
Total Liabilities	$1,346,846	$(800,441)	$546,405
Stockholder’s Deficit	$(7,162,762)	$607,535	$(6,555,227)

Consolidated Statement of Operations:
Investment write-off	$-	$208,788	$208,788
Loss on equity investment	$15,882	$(15,882)	$-
Office and general administration	$902,253	$(800,441)	$101,812
Net Loss	$(1,953,708)	$607,356	$(1,346,172)
Loss per share	(0.03)	0.01	(0.01)

11. SUBSEQUENT EVENTS

a)
On September 11, 2015, the Company issued a convertible unsecured note in the amount of $95,000 (including $9,000 of finance fees). The note carries an interest rate of 12% (22% default rate), and is due on June 11, 2016. The lender may convert the note at a conversion price equal to the average of the three lowest closing bid prices for the common stock for twenty trading days ending on the trading day immediately before conversion multiplied by 50% at any time after the maturity day.

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

< 30 days	125% of principal plus accrued interest
31 – 60 days	130% of principal plus accrued interest
61 – 90 days	135% of principal plus accrued interest
91 – 120 days	140% of principal plus accrued interest
121 – 150 days	145% of principal plus accrued interest
151 – 180 days	150% of principal plus accrued interest

b)
On September 29, 2015, the Company issued a convertible unsecured note in the amount of $150,000. The note carries an interest rate of 10% (18% default rate), and is due on March 29, 2016 (“Maturity Date”).

The Company may prepay the loan up to 180 days after its issuance with the following penalties:

Number of days after issuance	Penalty

Any time before Maturity	150% of principal plus accrued interest

The entire loan may be converted into shares of the Company's common stock, at a conversion price for each share equal to the three lowest closing bid prices for the common stock for the twenty trading days ending on the trading day immediately before the conversion date multiplied by 60% at any time after the Maturity Date.

c)
On November 17, 2015, the Company announced that it signed an agreement with a third party to invest up to $7,500,000 in the Company over the next 36 months to support ongoing day-to-day operations and other general corporate purposes by purchasing common stock of the Company.

d)	In November 2015, the Company issued a note for $26,500 (including $1,500 of finance fees) (Note 4).

e)	Subsequent to year-end, the Company issued 4,418,817 common shares on conversion of $88,500 of principal convertible debt and $1,241 of accrued interest (Note 4).

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Officers and Directors

Pursuant to Section 607.0850 of the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Other Expenses of Issuance and Distribution

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

Item	Amount

SEC Registration Fee	$194
Legal Fees and Expenses*	$15,000
Accounting Fees and Expenses*	$10,000
Miscellaneous*	$5,000
Total*	$30,194

* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

Prior to this Offering, we offered and sold securities below. None of the issuances involved underwriters, underwriting discounts or commissions. We relied upon Sections 4(2) of the Securities Act of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder, for the offer and sale of the securities.

We believed these exemptions were available because:

•	We are not a blank check company;
•	Sales were made to non-United States Persons; or
•	As to sales to United States Persons:
•	Sales were not made by general solicitation or advertising;
•	All certificates had restrictive legends;
•	Sales were made to persons with a pre-existing relationship to our directors or executive officers; and
•	Sales were made to investors who represented that they were accredited investors.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.

•
The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access. Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

On October 17, 2014, the Company issued 20,000 shares at $0.25 per share for gross proceeds of $5,000.

On December 10, 2014, the Company issued 70,000 shares at $0.25 per share for gross proceeds of $18,000.

On December 10, 2014, the Company issued 2,000 shares at $0.35 per share for gross proceeds of $700.

On April 7, 2015, the Company issued 34,000 shares of its common stock at $0.25 per share for gross proceeds of $8,500.

On April 7, 2015, the Company issued 6,667 shares of its common stock at $0.30 per share for gross proceeds of $2,000.

On April 7, 2015, the Company issued 8,572 shares of its common stock at $0.35 per share for gross proceeds of $3,000.

On April 7, 2015, the Company issued 80,000 shares of its common stock at $0.15 per share for gross proceeds of $12,000.

On April 30, 2015, the Company issued 2,000,000 shares of its common stock at $0.005 per share to extinguish convertible debt for $10,000.

On June 4, 2015, the Company issued 2,343,750 shares of its common stock at $0.011 per share for gross proceeds of $26,157.

On June 5, the Company issued 4,544,674 shares of its common stock at $0.003 per share to extinguish convertible debt for $11,589.

On June 11, 2015 the Company issued 4,659,517 shares of its common stock at $0.002 per share to extinguish convertible debt for $8,154.

On June 12, 2015 the Company issued 3,000,000 shares of its common stock at $0.002 per share to extinguish convertible debt for $6,750.

On June 19, 2015 the Company issued 3,003,965 shares of its common stock at $0.002 per share to extinguish convertible debt for $5,257.

On June 26, 2015 the Company issued 5,503,988 shares of its common stock at $0.002 per share to extinguish convertible debt for $9,632.

On June 29, 2015 the Company issued 5,503,977 shares of its common stock at $0.002 per share to extinguish convertible debt for $9,632.

On June 30, 2015 the Company issued 3,277,749 shares of its common stock at $0.002 per share to extinguish convertible debt for $5,736.

On July 9, 2015, the Company issued 100,000 shares of its common stock to the legal representation of the Company for legal services rendered. The fair value of the shares is $6,000.

On July 9, 2015 the Company issued 6,104,716 shares of its common stock at $0.002 per share to extinguish convertible debt for $11,904.

On July 10, 2015, the Company issued 500,000 shares of its common stock of the Company for consulting services rendered. The fair value of shares is $30,000.

On August 11, 2015 the Company issued 6,104,716 shares of its common stock at $0.003 per share to extinguish convertible debt for $15,872.

On August 17, 2015 the Company issued 611,177 shares of its common stock at $0.020 per share to extinguish convertible debt for $12,224.

On August 17, 2015 the Company issued 18,100,000 shares of its common stock to the Chief Executive Officer of the Company for management services. The fair value of the shares is $1,629,000.

On August 17, 2015 the Company issued 8,500,000 shares of its common stock to the Chief Operating Officer of the Company for management services. The fair value of the shares is $765,000.

On August 17, 2015 the Company issued 4,500,000 shares of its common stock to a Director of the Company for management services. The fair value of the shares is $405,000.

Exhibit	Description

3.01	Articles of Incorporation. (attached as an exhibit to our Registration Statement on Form SB-2, filed on November 2, 2005).
3.02	Bylaws (attached as an exhibit to our Registration Statement on Form SB-2, filed on November 2, 2005).
3.03	Articles of Merger (attached as an exhibit to our current report on Form 8-K filed on June 28, 2006).
3.04	Certificate of Change dated June 8, 2006 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).

3.05	Certificate of Change dated August 27, 2007 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).
3.06	Articles of Merger dated August 27, 2007 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).
3.07	Articles of Merger dated November 28, 2007 (attached as an exhibit to our Registration Statement on Form S-1 filed on July 28, 2014).
3.08	Certificate of Amendment to Articles of Incorporation filed February 24, 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014)
5.01	Legal Opinion of Brunson Chandler & Jones, PLLC, Attorney (attached hereto as an exhibit to our Registration Statement on Form S-1) *
10.01
Equity Purchase Agreement, dated as of February 20, 2014 among Western Standard Energy Corp., Dominovas Energy, LLC and the Members of Dominovas Energy, LLC 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014).

10.02	Employment Agreement of Neal Allen dated February 20, 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014).
10.03	Employment Agreement of Michael Watkins dated February 20, 2014 (attached as an exhibit to our current report on Form 8-K filed on February 28, 2014).
10.04	Investment Agreement between the Company and GHS Investments, LLC (attached as an exhibit to our current report on Form 8-K filed on November 16, 2015).
10.05	Registration Rights Agreement between the Company and GHS Investments, LLC (attached as an exhibit to our current report on Form 8-K filed on October 21, 2014).
10.06	Employment Agreement for Kerry Stewart, Executive VP Operations (attached as an exhibit to our current report on Form 8-K filed on February 13, 2015).
10.07	Employment Agreement for Dr. Shamiul Islam, Executive VP Fuel Cell Operations (attached as an exhibit to our current report on Form 8-K filed on February 13, 2015).
23.01	Consent of Dale Matheson Carr-Hilton LaBonte LLP *
23.02	Consent of Brunson Chandler & Jones, PLLC (included in Exhibit 5.01) (attached hereto as an exhibit to our Registration Statement on Form S-1) *

* Filed herewith.

UNDERTAKINGS

The undersigned registrant hereby undertakes

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on December 24, 2015.

Dominovas Energy Corporation

By:	/s/ Neal Allen
Neal Allen
Chairman, President and CEO, Principal Executive Officer

By:	/s/ Neal Allen
Neal Allen
(Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Neal Allen	Chairman, President, Chief Executive Officer, Director	December 24, 2015
Neal Allen

/s/ Emilio De Jesus	Director	December 24, 2015
Emilio De Jesus

/s/ Spero Plavoukos	Director	December 24, 2015
Spero Plavoukos